Exhibit 10.40

LEASE

[Foundation Park]

THIS LEASE (this “Lease”) is made as of May 13, 2021 (the “Effective Date”) between ALACHUA FOUNDATION PARK HOLDING COMPANY II, LLC, a Florida limited liability company, with its office at 3324 W. University Avenue, PMB #151, Gainesville, Florida 32607 (“Landlord”), and APPLIED GENETIC TECHNOLOGIES CORPORATION, a Delaware corporation, whose address is Suite 101, Building I, 14100 N.W. 113th Terrace, Alachua, Florida 32615 (“Tenant”).

WITNESSETH:

SUMMARY OF LEASE PROVISIONS

Section 1—BASIC DATA; DEFINED TERMS. Certain fundamental provisions and defined terms of this Lease are presented in this summary format in this Section (sometimes hereinafter referred to as the “Summary”) to facilitate convenient reference by the parties hereto. All references in this Lease to the following terms shall be accorded the meanings or definitions given in this Section, as though such meaning or definition were fully set forth throughout the text hereof. This Section, together with the terms herein referenced, shall constitute an integral part of this Lease.

A.	Tenant’s Name:	Applied Genetic Technologies Corporation

B.	Premises:	a building to be constructed in accordance with the terms hereof, and known as Foundation Park Building II at Foundation Park, Alachua, Alachua County, Florida (the “Building”), together with the land included with the Building, including driveways, parking areas, sidewalks and landscaped areas, as indicated on the Site Plan (see Exhibit A), to be developed and constructed by Landlord as Landlord’s Work (see Exhibit B-2)

C.	Site Plan:	Site Plan showing the Premises, including the Building, proposed driveways, parking areas, sidewalks and landscaped areas, to be developed and constructed pursuant to Landlord’s Work (see Exhibit A)

D.	Initial Term:	Two Hundred Forty (240) months from the Commencement Date

E.	Renewal Term(s):	Three (3) consecutive renewal terms of five (5) years each, following the Initial Term

F.	Commencement Date:	Date of Landlord’s delivery of written notice to Tenant that the Premises are deemed Substantially Ready for Occupancy, as evidenced by a Certificate of Occupancy or Temporary Certificate of Occupancy, as hereinafter defined or as otherwise provided in Section 3 (see Section 3B.)

G.	Anticipated Commencement Date:	May 2, 2022; subject to Force Majeure and Tenant Delays (subject to Landlord’s obligation as set forth in Exhibit B-2, paragraph 5 as to timing of application for permits)

H.	Outside Commencement Date:	June 7, 2022; subject to Force Majeure and Tenant Delays (subject to Landlord’s obligation as set forth in Exhibit B-2, paragraph 5 as to timing of application for permits)

I.	Rentable Square Feet:	21,250 square feet, subject to final determination based on actual as-built measurements of the Building (see Exhibit B-2)

J.	Fixed Annual Rent:	The Fixed Annual Rents as described in Section 7 and as shown on Exhibit “C” subject to adjustment based upon final as built square footage and any cost or Allowance adjustments as agreed herein.

K.	Proportionate Share of Costs:	100% as to Premises; 100% as to Foundation Park POD A, as depicted on the site plan referenced herein (see Section 2). Operating Costs shall include all expenses incurred by Landlord in maintaining or repairing the Premises, including ad valorem taxes, insurance and other expenses so that the Fixed Annual Rent shall be net net net to Landlord.

L.	Permitted Uses:	As permitted by applicable land use regulations, including general office, research and development laboratory, light pharmaceutical and medical systems manufacturing and fabrication and related light manufacturing and distribution center of manufactured goods (see Section 5)

M.	REA:	That certain Reciprocal Easement and Maintenance Agreement by and between Alachua Foundation Park Holding Company, Inc. and the University of Florida Foundation, Inc. dated April 15, 2015, and recorded in O.R. Book 4343, beginning at page 2227, of the public records of Alachua County, Florida, which provides access to the Premises from the public right of way.

N.	Build to Suit:	The Premises is to be developed and constructed by Landlord in accordance with Site Plan and Plans and Specifications agreed to by Landlord and Tenant, in accordance with Exhibit B-2, at Landlord’s cost and expense, subject to Allowances and Tenant’s Cost Contribution (if any)

O.	Plans and Specifications:	Plans and Specifications, as approved by Landlord and Tenant, for the development and construction of the Premises, consistent with the Site Plan and in compliance with Legal Requirements (See Exhibit E); the parties acknowledge that the Plans and Specifications as described on Exhibit E may be revised upon completion of the Plans and Specifications, and thereafter remain subject to further revisions by written change order

P.	Legal Requirements:	Conditions and requirements under applicable laws, statutes, rules and regulations, and under the Declaration of Covenants, including without limitation, all licenses, permits and approvals for Landlord’s Work, Landlord’s delivery of the Premises Substantially Ready for Occupancy, and Tenant’s use and occupancy of the Premises for the Permitted Uses

Q.	Fitout:	Any portion of the Landlord’s Work which is not part of the Base Building and therefore is not included in the Fixed Costs.

R.	Fitout Cost:	Fitout Cost (as defined in Section 11 below), as approved by Landlord and Tenant, after completion of the final Plans and Specification, setting forth certain fixed-cost figures and certain variable cost allowances for Landlord’s development and construction of the Premises, prepared in accordance with the terms and conditions of Exhibit “B”. Fixed Costs are not included in the Fitout Cost. Upon completion of the final Plans and Specifications, and prior to the commencement of construction, Landlord and Tenant shall agree on the final cost associated with the Fitout Cost.

S.	Landlord’s Work:	Architectural design, mechanical and structural engineering, and development and construction of the Premises, including interior buildout, in accordance with the Site Plan, Plans and Specifications, Fitout Cost and Legal Requirements, Substantially Ready for Occupancy (see Exhibit B- 2)

T.	Landlord’s Costs:	Landlord’s actual costs for Landlord’s Work, which includes Fixed Costs and Fitout Costs, subject to any applicable Tenant Contribution (See Exhibit F),

U.	Base Building:	That portion of Landlord’s work as defined in Exhibit B-1, for which all costs are Fixed Costs. In general terms, the Base Building includes (i) the building shell, (ii) a 4 inch standard slab (or credit in lieu of such slab), and all site development, infrastructure and entitlements. In order to expedite the construction of the premises the Base Building has been derived from existing plans and specifications.

V.	Fixed Costs:	Landlord’s cost to construct the Base Building and related infrastructure and site improvements in accordance with the details, plans and specifications attached as Exhibit “B-1”. Fixed Costs are (i) not the responsibility of Tenant; (ii) are not included in the Fitout Cost. The Fixed Costs represent the cost to complete the Base Building, as described in Exhibit B-1, general improvements and the site work, as well as the associated engineering and plan expenses. Allowance may be allocated to modifications to the Base Building or site improvements to the extent changes in the proposed Base Building, or site improvements (as described in Exhibit B-1) are requested by Tenant.

W.	Allowance:	Landlord’s agreed upon contribution for Landlord’s Work not included in Fixed Costs. Landlord has agreed to fund $6,000,000.00 as an Allowance toward the construction of the Fitout or toward modifications to the Base Building defined in Exhibit B-1. The Allowance represents the Landlord’s contribution towards the cost to complete Tenant’s interior buildout and any modifications to the Base Building. Allowance may also be utilized for changes to the Base Building as requested by Tenant. Upon completion and acceptance of the Fitout Cost the Allowance shall be applied to the cost of the Fitout. In the event that the Allowance is insufficient to fund the Fitout, a Tenant’s Cost Contribution may be required per Section 11.

X.	Tenant’s Cost Contribution:	Any amounts in excess of Allowance and Fixed Costs, unless Landlord otherwise agrees to fund such amounts. Any additional amounts funded by Landlord would also result in an increase in the applicable Rents hereunder.

Y.	Tenant’s Notice Address:

Prior to Commencement Date:

Suite 101, Building I,

14100 N.W. 113th Terrace

Alachua, Florida 32615

Attn: Stephen Potter

After Commencement Date:

At the Premises address

Attn: Stephen Potter

with a copy to:

Foley Hoag LLP

Seaport West

155 Seaport Blvd.

Boston, Massachusetts 02210

Attn: Jeffrey K. Ganguly, Esq.

(see Section 33)

Z.	Landlord’s Notice Address:

3324 West University Avenue, PMB #151

Gainesville, Florida 32607

Attn: Brian S. Crawford             (see Section 34)

with a copy to:

Legal Department

3324 West University Avenue, PMB #151

Gainesville, Florida 32607

AA.	Lender:	A lender which holds or will hold a mortgage and security interest encumbering Landlord’s interest in the Park and the Premises. Lender to be determined during Due Diligence Period, with notice given to Tenant after selection by Landlord.

BB.	Broker:	CBRE Boston (Jared Pimm) & Avison Young (Nick Banks) as “Tenant’s Brokers”

STANDARD PROVISIONS OF LEASE

Section 2—PREMISES. Subject to the rent, terms and conditions herein set forth, Landlord hereby leases to Tenant and Tenant hereby rents the Premises, which constitutes a part of that certain business and research center generally known or to be known as FOUNDATION PARK (hereinafter called the “Park”), together with the use of all Common Areas of the Park, as constituted from time to time, which Tenant shall be permitted to use and occupy in accordance with the terms of this Lease. The Premises is to be developed and constructed by Landlord pursuant to Landlord’s Work as set forth on attached Exhibit B-2, to be commenced and diligently prosecuted to completion in accordance with the Site Plan as approved by Landlord and Tenant, attached hereto as Exhibit A, the Plans and Specifications as approved by Landlord and Tenant, a description of which is attached hereto as Exhibit E, the Fitout Cost as approved by Landlord and Tenant, a description of which is attached hereto as Exhibit F, and Legal Requirements (referred to generally as the “Project”). The intended Rentable Square Feet of the Building to be constructed as part of the Project, is 21,250 square feet, subject to final determination based on actual as-built measurements of the Building Prior to occupancy of the Premises by Tenant, Landlord shall deliver to Tenant, at Landlord’s expense, an “as-built” survey of the Premises, showing the actual location of the Building and all improvements then constructed or installed on the Premises. Tenant shall have the opportunity to confirm the measurement of the actual dimensions of the Building.

Section 3—TERM; RENEWAL OPTIONS.

A. Tenant shall have and hold the Premises for the Initial Term specified in Summary Section 1D. above, commencing on the date determined in the manner provided in Subsection 3B. below and expiring at the end of the Initial Term specified in Summary Section 1D. above or until such Term sooner shall terminate as hereinafter provided.

B. The term of this Lease (and Tenant’s obligation to pay rent and all forms of Additional Rent (as defined in Section 7D below) due hereunder for all of the Premises unless otherwise set forth herein) shall, commence on that date (such date being deemed to be the “Commencement Date”) when Landlord has delivered its certification as provided in Section 3C below.

C. The Premises shall be deemed substantially ready for occupancy (“Substantially Ready for Occupancy”), upon Landlord’s delivery of its written certification to Tenant that (i) Landlord has achieved substantial completion of the Base Building included within the Project in accordance with the Site Plan, the Plans and Specifications, the Project Budget and Legal Requirements, and in compliance with the Florida Construction Lien Law, and (ii) if Tenant shall have delivered detailed plans and specifications for the Fitout within one hundred twenty (120) days of the date of this lease, then also a certificate of occupancy, temporary certificate of occupancy, or equivalent instrument has been issued with respect to the Fitout located within the Building by the County of Alachua, Florida, notwithstanding that (i) minor punch list or insubstantial details of construction, decoration or mechanical adjustment remain to be performed or (ii) that the remainder of the Fitout for the Building is incomplete. For purposes of clarification, if Tenant has not delivered detailed plans and specifications for the Fitout within one hundred twenty (120) days of the date hereof, then the date of completion of the Base Building shall be the Commencement Date hereunder. Notwithstanding anything to the contrary herein, Tenant’s occupancy of the building shall serve as evidence that the Premises is substantially ready for occupancy.

D. Any reference in this Lease to the “Term of this Lease” or “Term” or “Lease Term” shall mean the initial Lease Term, as set forth in Section 3A., together with any Renewal Term(s) exercised pursuant to Section 3E. below. The Term of this Lease (and Tenant’s obligation to pay Fixed Annual Rent and all forms of Additional Rent due hereunder for all of the Premises unless otherwise set forth herein) shall commence upon the actual Commencement Date as determined in accordance with Subsection 3B. above. The Parties agree, if Landlord so requests, thereafter to execute a written memorandum confirming such Commencement Date as well as the expiration date of the Initial Term as determined based on such Commencement Date (the “Expiration Date”), which memorandum shall become a part of this Lease. The failure of the parties to execute such memorandum shall not affect the validity of the Commencement Date or the Expiration Date as fixed by the Landlord.

E. Tenant shall have three (3) options to extend the Lease Term (each, a “Renewal”) for successive five (5) year periods (each a “Renewal Term”). If this Lease is still in full force and effect and if Tenant shall not then be in default beyond applicable notice and cure periods, then Tenant may exercise a Renewal by delivering written notice of its election to Landlord not later than one hundred eighty (180) days prior to the expiration of the then current Term (Initial Term or Renewal Term, as the case may be). If a Renewal is duly exercised, then the Term automatically shall be extended for the period of the next ensuing Renewal Term, without the requirement of any further instrument, upon all of the same terms and conditions set forth in this Lease, except that the Fixed Annual Rent during the Renewal Term(s) shall be as set forth on attached Exhibit C. In the event Tenant fails to timely and properly exercise any Renewal, that Renewal and all remaining Renewals automatically shall terminate and shall be rendered null and void.

F. Provided that Tenant has not been in default beyond applicable notice and cure periods, and is not then in default hereunder, Tenant shall have a one time right to elect to terminate the term of this Lease, such termination to be effective as of the last day of the one hundred ninety-eighth (198) month of the lease term (the “Termination Effective Date”). To elect said right to terminate, Tenant shall not later than the last day of the one hundred eightieth (180th) month of the Term: (i) provide Landlord written notice of its intention to elect such termination; and (ii) pay to Landlord via wire transfer (or other form of immediate funds acceptable to Landlord), a termination fee equal to Three Million Three Hundred Fifteen Thousand U.S. Dollars ($3,315,000.00) . Tenant shall continue to perform all obligations of Tenant arising under the Lease, including the payment of rents, through the Termination Effective Date. Failure of Tenant to satisfy all requirements of its option to terminate or to perform all obligations of Tenant arising hereunder through the Termination Effective Date shall at Landlord’ render this option void and of no further force and effect.

Section 4—PERMITTED USE. It is understood that the Premises are to be used solely for the purposes set forth in Summary paragraph H and for no other purposes. If any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s business in the Premises (other than a certificate of completion or equivalent instrument issued by Alachua, Florida), Tenant shall, at its expense, duly procure and thereafter maintain such license or permit and shall at all times comply with the terms and conditions of same.

Section 5—REQUIREMENTS OF LAW.

A. Tenant shall not undertake, and shall not permit persons within Tenant’s control to undertake, any act or thing in or upon the Premises, the Building, or Project which will invalidate or be in conflict with the certificate of occupancy for the Premises or the Building or violate any other zoning ordinances, and rules and regulations of governmental or quasi-governmental authorities having jurisdiction over the Premises or the Project (the “Requirements”). Tenant shall, at Tenant’s sole cost and expense, take all action, including any required Alterations necessary to comply with all Requirements (including, but not limited to, applicable terms of the Alachua County Building Code and the Americans With Disabilities Act of 1990 (the “ADA”), each as modified and supplemented from time to time) which shall impose any violation, order or duty upon Landlord or Tenant arising from, or in connection with Tenant’s occupancy, use or manner of use of the Premises (including, without limitation, any occupancy, use or manner of use that constitutes a “place of public accommodation” under the ADA), or any installations in the Premises, or required by reason of a breach of any of Tenant’s covenants or agreements under this Lease, whether or not such Requirements shall now be in effect or hereafter enacted or issued, and whether or not any work required shall be ordinary or extraordinary or foreseen or unforeseen at the date hereof, unless such Requirement relates to a Base Building condition. Notwithstanding the preceding sentence, Tenant shall not be obligated to perform any Alterations necessary to comply with any Requirements, unless compliance shall be required by reason of: (i) any cause or condition arising out of any Alterations or installations in the Premises (whether made by Tenant or by Landlord on behalf of Tenant) other than Tenant’s Work; (ii) Tenant’s particular use, manner of use or occupancy on behalf of Tenant of the Premises; (iii) any breach of any of Tenant’s covenants or agreements under this Lease; (iv) any wrongful act or omission by Tenant or persons within Tenant’s control; or (v) Tenant’s use or manner of use or occupancy of the Premises as a “place of public accommodation” within the meaning of the ADA. Landlord warrants that the Premises will comply with the Requirements (including ADA) on the Commencement Date.

B. Tenant covenants and agrees that Tenant shall, at Tenant’s sole cost and expense, comply at all times with all Requirements governing its use, generation, storage, containment, transfer, transportation, treatment and/or disposal from or at the Premises of any “Hazardous Materials” (which term shall mean any Medical Waste, biologically or chemically active or other toxic or hazardous wastes, pollutants or substances, including, without limitation, asbestos, PCBs, petroleum products and by-products, substances defined or listed as “hazardous substances” or “toxic substances” or similarly identified in or pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., and as hazardous wastes under the Resource Conservation and Recovery Act, 42 U.S.C. § 6010, et seq., any chemical substance or mixture regulated under the Toxic Substance Control Act of 1976, as amended, 15 U.S.C. § 2601, et seq., any “toxic pollutant” under the Clean Water Act, 33 U.S.C. § 466 et seq., as amended, any hazardous air pollutant under the Clean Air Act, 42 U.S.C. § 7401 et seq., hazardous materials identified in or pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. § 1802, et seq., and any hazardous or toxic substances or pollutant regulated under any other Requirements). For purposes hereof, “Medical Waste” shall mean any solid, semisolid, gaseous, or liquid waste which is generated or utilized in the diagnosis, treatment (e.g., provisions of medical services), immunization or performance of a service to the body of human beings, and for greater certainty shall include all waste generated by the Tenant in relation to its use, and shall include the use of licensed medical waste management companies. Tenant shall agree to execute, from time to time, at Landlord’s request, affidavits, representations and the like concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Materials in, on, under or about the Premises, the Project or the land on which the Project is located. Tenant shall indemnify and hold harmless Landlord, Landlord’s officers, directors, employees, agents, successors, manager and assigns (the “Indemnitees”) from and against any loss, cost, damage, liability or expense (including attorneys’ fees and disbursements) arising by reason of any clean up, removal, remediation, detoxification action or any other activity required or recommended of any Indemnitees by any Governmental Authority by reason of the presence in or about the Project or the Premises of any Hazardous Materials, as a result of or in connection with the act or omission of Tenant or persons within Tenant’s control or the breach of this Lease by Tenant or persons within Tenant’s control. For purposes of this indemnity, a third party contracted by Tenant or on Tenant’s behalf for the handling or removal of Hazardous Materials shall be deemed to be a party within Tenant’s control. The foregoing covenants and indemnity shall survive the expiration or any termination of this Lease. Notwithstanding anything herein to the contrary, Tenant shall have no liability for Hazardous Materials not caused by Tenant, Tenant’s agents, or persons within Tenant’s control.

C. If Tenant shall receive notice of any violation of, or defaults under, any Requirements, liens or other encumbrances applicable to the Premises, Tenant shall give prompt notice thereof to Landlord.

D. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot area, as provided in the Plans and Specifications (as set forth in attached Exhibit E). The Plans and Specifications shall reflect the weight limitations and position of all heavy equipment and similar items, and if Tenant desires to exceed such limitations, it shall be required to obtain Landlord approval, in which event Landlord may prescribe the reinforcing necessary, if any, which, in the opinion of Landlord, may be required under the circumstances, such reinforcing to be at Tenant’s expense.

Section 6—PROJECT DUE DILIGENCE.

A. Each of the parties have performed any necessary due diligence prior to entering into this Lease. The parties agree that the Base Building shall be substantially similar in exterior design and interior finishes as the building which Tenant currently occupies in the Project. A basis rendering of the building and floor plan are attached as Exhibit “A”, and the parties agree that notwithstanding that the Building has not yet been fully designed, they have reached an understanding as to the material design and features of the Building so as to enter into this binding lease, subject to each party’s subsequent approval of the final design.

B. Prior to the final approval of the Fitout Cost by Landlord and Tenant, Landlord shall provide a detailed cost estimate to Tenant as set forth in Section 11 herein and Exhibit B-2. At this time and upon final approval by Tenant, the Fitout Cost shall become a fixed cost to Tenant except if changes in the scope of work occur as set forth herein. The lease amendment referenced in Section 6a herein shall stipulate the fixed cost of the Fitout Cost and shall further reconcile and stipulate the Allowance, Tenant Cost Contributions or credits

Section 7—FIXED ANNUAL RENT.

A. Tenant hereby covenants and agrees to pay to Landlord in lawful United States currency, the Fixed Annual Rent (as adjusted pursuant to Exhibit C attached hereto and by this reference made a part hereof), payable in equal monthly installments in advance, beginning on the Commencement Date and continuing on the first day of each and every calendar month thereafter during the Initial Term. Landlord shall have the same rights and remedies with respect to Additional Rent as with respect to Fixed Annual Rent. The term “Rent” is hereby defined to mean the Fixed Annual Rent and any Additional Rent payable by Tenant under this Lease. All forms of Rent due under this Lease shall be paid to Landlord, together with any and all applicable sales and use taxes levied upon such Rent, without demand, setoff or deduction whatsoever, at its offices as specified in Summary Section 1V. or at such other place as Landlord shall designate in writing to Tenant. In the event that the Commencement Date is not the first day of a month, the Fixed Annual Rent shall be apportioned pro rata on a per diem basis for the period commencing on the Commencement Date and ending on the last day of the calendar month in which the Commencement Date occurs, and such apportioned sum shall be paid on the Commencement Date.

B. Landlord shall have the same rights and remedies with respect to Additional Rent as with respect to Fixed Annual Rent. The term “Rent” is hereby defined to mean the Fixed Annual Rent and any Additional Rent payable by Tenant under this Lease. In the event that any payment due Landlord under this Lease shall not be paid on the due date, Tenant agrees to pay the sum of Fifty ($50.00) Dollars per day for each such delinquent payment until made. If any installment of Rent shall remain overdue for more than five (5) days, an additional late charge in an amount equal to one and one-half percent (1.5%) per month (18% percent per annum) of the delinquent amount may be charged by Landlord, such charge to be computed for the entire period for which the amount is overdue. In the event that any check, bank draft, order for payment or negotiable instrument given to Landlord for any payment under this Lease shall be dishonored for any reason whatsoever not attributable to Landlord, Landlord shall be entitled to make an administrative charge to Tenant of Two Hundred Fifty and 00/100 ($250.00) Dollars. Tenant recognizes and agrees that the aforesaid charges represent, at the time this Lease is made, a fair and reasonable estimate and liquidation of the costs of Landlord in the administration of the Project resulting from the events described, which costs are not contemplated or included in any rent or other charges provided to be paid by Tenant to Landlord in this Lease. Any charges becoming due under this paragraph of this Lease shall be deemed to be Additional Rent due hereunder and shall become due with the next ensuing monthly payment of Fixed Annual Rent. Notwithstanding the foregoing to the contrary, Landlord agrees to provide to Tenant on no more than two (2) occurrences during each Lease year, a notice of nonpayment and a period of five (5) calendar days to correct same without the imposition of late payment charges or interest hereunder as provided above.

C. The term “Lease Year” as used herein shall mean consecutive twelve month periods commencing on each January 1 during the term of this Lease. In the event that the term of this Lease commences on a day other than January 1, the first and last years shall be partial Lease Years and in such case the first Lease Year shall be deemed to commence on the Commencement Date and expire on December 31 next following, and the last Lease Year shall be deemed to commence on the last January l occurring during the term of this Lease and shall expire on the expiration date of this Lease.

D. Any and all Operating Costs and other sums of money, assessments or charges required to be paid by Tenant under this Lease other than Fixed Annual Rent shall be considered “Additional Rent” whether or not the same be so designated and Landlord shall have all rights to enforce due and timely payment by Tenant of Additional Rent as are available to Landlord with regard to Fixed Annual Rent. If such amounts or charges are not paid at the time provided in this Lease, they shall, nevertheless, be collectible as Additional Rent with the next installment of Fixed Annual Rent thereafter falling due hereunder, but nothing herein contained shall be deemed to suspend or delay the payment of any amount of money or charges as the same become due and payable hereunder, or limit any remedy of Landlord for enforcement of the immediate collection of same, nor any other remedy available to Landlord. Terms of this Subsection shall survive the expiration or earlier termination of this Lease.

E. Tenant hereby covenants and agrees to pay monthly to Landlord, as Additional Rent, any sales, use or other tax, or any imposition in lieu thereof (excluding State and/or Federal Income Tax) now or hereafter imposed upon the rents, use or occupancy by the United States of America, the State of Florida, the County of Alachua, or any political subdivision thereof, notwithstanding the fact that such statute, ordinance or enactment imposing the same may endeavor to impose the tax on Landlord. If Tenant is exempt from such tax, Tenant shall provide to Landlord a valid exemption certificate to confirm same.

Section 8—AD VALOREM TAXES AND ASSESSMENTS.

Tenant shall pay as Operating Costs (as defined in Sections 15 below) during the term of this Lease its Proportionate Share, as provided in Summary Section 1K., of all ad valorem and real and personal property taxes levied or assessed by any lawful authority against all of the real property which is now or hereafter becomes a part of: (i) the Premises and (ii) the Common Areas of the Park, and such other costs and fees incurred by Landlord or other parties of authority over such matters in contesting any such taxes, assessments, or charges and/or costs associated with negotiating with any such lawful authority with respect thereto (collectively called “Taxes and Assessments”), which sums shall be included as Operating Costs pursuant to Paragraph 9 below. In the event any governmental authority having jurisdiction shall levy any general or special assessment against the real property which is now or hereafter becomes a part of the Common Areas for public betterments or improvements, or if the property upon which the Park or Common Areas are located are subject to assessment by any property owner’s association, Tenant shall also pay to Landlord as Operating Costs its Proportionate Share of such assessments. Landlord shall have the option to take the benefit of any statute or ordinance permitting any such assessments for public betterments or improvements to be paid over a period of time, in which case Tenant shall be obligated to pay only the said fraction of the installments of any such assessments which shall become due and payable during the term of this Lease. Landlord agrees that to the extent available from the taxing authority, any special assessment shall be paid over the longest period permitted by such taxing authority so long as the amount of such special assessment is not materially increased thereby. Unless Landlord shall elect to have Tenant pay ad valorem taxes and assessments directly under terms acceptable to Landlord, on an annual or other periodic basis, Landlord shall estimate the Taxes and Assessments which shall be payable by Tenant pursuant to this Section and Tenant shall pay one-twelfth (1/12) thereof monthly in advance, together with the payment of Fixed Annual Rent. If Landlord elects to have Tenant pay such taxes directly, Tenant shall provide evidence of payment not less than thirty (30) days prior to delinquency. After the end of each Lease Year Landlord shall furnish Tenant a statement of the actual Taxes and Assessments, and there shall be an adjustment between Landlord and Tenant with payment to or repayment by Landlord, as the case may require, to the end that Landlord shall receive the entire amount of Tenant’s Proportionate Share for such annual period. Any payments due by Tenant hereunder shall be received on or before thirty (30) days following receipt of said statement. Tenant covenants and agrees that Tenant shall remain liable for and shall pay its Proportionate Share of Taxes and Assessments hereunder, notwithstanding the expiration or earlier termination of this Lease. In the event that, during any calendar year during the term of this Lease, the Project is not fully occupied by tenants, Taxes and Assessments for the Park for such year shall be adjusted to reflect the Taxes and Assessments that would have been payable had the Park been fully occupied throughout such year.

If Tenant shall reasonably believe that the Taxes and Assessments for the Premises are overstated by the taxing authority, and so notifies Landlord and furnishes Landlord with clear and convincing evidence to support such belief, and provided that Tenant funds any fees necessary for same, Landlord shall timely seek an abatement of the same, provided that pursuing same would be economically feasible based upon the anticipated outcome vs. the cost of pursuing such reduction. Tenant shall be credited with its Proportionate Share of the recovery and any costs of such contest to the extent paid by Tenant, if any, net of Landlord’s reasonable costs.

Tenant’s Proportionate Share represents the ratio of the rentable area of the Premises to the rentable area of the Project. Tenant’s Proportionate Share shall be adjusted based upon a change in either the rentable area of the Premises or the Project.

Section 9. USE OF COMMON AREAS.

The use and occupation by Tenant of the Premises shall include the nonexclusive use, in common with others entitled thereto, of the common areas of the Park, including, without limiting the generality of the foregoing, driveways and entrances and exits thereto, pedestrian sidewalks and ramps, and landscaped areas, and other areas and improvements provided in or near the Park for the general use, in common, by tenants within the Park, their officers, agents, employees and customers (hereinafter collectively “Common Areas”) as such Common Areas now exist or as may hereafter be constructed for the benefit of or as a part of the Park, subject, however, to the terms and conditions of this Lease and the rules and regulations for the use thereof as prescribed from time to time by Landlord. Tenant acknowledges that the Common Areas shall at all times be subject to the exclusive control and management of the owner or other entity controlling the Common Areas, which shall have the right to do and perform such acts in and to the Common Areas and improvements thereon as it shall determine to be advisable with a view to the improvement of the convenience and use thereof by authorized users of the Common Areas, but provided such acts do not materially adversely affect Tenant’s ability to access and operate the Premises. Tenant shall comply with the terms and conditions governing the use of the Common Areas and occupation with the Park as provided in any Declaration of Covenants which may exist from time to time; provided that no such Declaration of Covenants shall prohibit Tenant’s use as provided herein, nor materially diminish any rights of Tenant hereunder as to the Premises. If requested by Landlord, Tenant agrees to execute such documents as may be requested to create said Declaration based upon the foregoing.

Section 10. REA. In connection with its use of the Premises pursuant to this Lease, Landlord assigns to Tenant the joint use of the roadway improvements as described in the REA for ingress to and egress from the Premises to the public right of way. Any expenses related to such use shall be chargeable to Tenant as Additional Rent hereunder. Tenant further acknowledges that pursuant to the REA, any damage to the roadway caused by Tenant, its employees or invitees shall be chargeable to Tenant and shall be subject to Indemnification pursuant to Section 30 below. If Landlord shall elect to or is required to incur any such expenses in connection with the REA, then such expenses shall be deemed “Operating Costs” hereunder.

Section 11—CONSTRUCTION OF PREMISES.

A. Landlord’s Work. Subject to Section 11(C) below, Landlord shall perform the work and obligations (“Landlord’s Work”) as determined in accordance with Exhibit B-2, substantially in accordance with the Site Plan, the Plans and Specifications, the Fitout Cost and Legal Requirements, and in a good and workmanlike manner, and shall deliver possession of the Premises as Substantially Completed for Occupancy on the Commencement Date. Subject to Section 11(C) below, all Landlord’s Work shall be done at Landlord’s sole cost and expense (including, without limitation, the cost of preparation of the Site Plan, the Plans and Specifications, the Fitout Cost and compliance with Legal Requirements), subject, however, to Tenant’s Cost Contribution (as hereinafter defined) as may be applicable.

B. Fitout Cost. Landlord’s Work shall be subject to the line item cost figures, estimates and allowances as set forth in the Fitout Cost to be approved by the parties as described in Exhibit B-2 (the “Fitout Cost”), and to be made a part hereof once approved (and thereafter attached hereto as Exhibit F). The Fitout Cost shall provide for estimated costs of: (i) any revisions to the Base Building requested by Tenant (and reflected in a Change Order) and (ii) Interior Buildout. Landlord agrees to fund up to $6,000,000.00 toward payment of the Fitout Cost (the “Allowance”). In addition, provided that the Building is delivered to Tenant for Fitout with a dirt floor, Landlord shall also contribute to the Fitout Cost Landlord’s cost of a typical 4 inch slab for that portion of the Building without a slab (that assumes that the QC Lab is being constructed by Landlord and will therefore include a slab). The total project cost is expected to exceed the Allowance by a minimum of approximately $500,000 (plus or minus) based upon preliminary estimates obtained by Tenant which excess would be funded by Tenant, and may further exceed the Allowance, as a result of changes requested by Tenant, standards required for Tenant’s Fitout or necessary revisions to plans based upon applicable Legal Requirements, revisions to the Plans and Specifications or architectural issues. Accordingly, the Fitout Cost shall be subject to adjustment from time to time upon agreement of Landlord and Tenant, to reflect changed costs due to Plans and Specifications revisions and to the final Plans and Specifications approved by Landlord and Tenant, and to address unanticipated requirements, inconsistencies, errors or omissions in the design of the Fitout approved by Landlord, change orders or other cost increases for Landlord’s Work, in each case as approved by Landlord and Tenant in writing, such approval to not be unreasonably withheld, conditioned or delayed; except that to the extent that any such changes, deletions or additions are required in order to complete the Fitout in accordance with applicable codes, laws or regulations (and are not discretionary)(each referred to as a “Nondiscretionary Change Order”), then Landlord shall provide written notice to Tenant of such change and the resulting increase in the Fitout or Tenant Cost Contribution, but such matters shall not require the approval of the Tenant. To the extent that actual Project Costs exceed the Allowance, Landlord’s obligation to complete the Project shall be subject to Tenant’s agreement to fund that portion of the Fitout Cost in excess of $6,000,000.00.

C. Tenant’s Cost Contribution. As an inducement for Landlord’s entry into this Lease and to incur the expense of and undertake Landlord’s Work, on the dates as set forth below, Tenant shall be obligated to reimburse Landlord for its demonstrated costs for Landlord’s Work in excess of the Allowance and Base Building, consistent with the Fitout Cost or as otherwise set forth in Change Orders requested by Tenant and approved by Landlord or as required as to Nondiscretionary Change Orders. Tenant’s Cost Contribution shall be determined either: (i) as a result of completion of the original Plans and Specifications agreed by Landlord and Tenant; or (ii) as a result of changes from or additions to the Plans and Specifications requested by Tenant, or requested by Landlord during construction of the Project, or Nondiscretionary Change Orders. Notwithstanding the foregoing, once the parties have agreed to the Fitout Cost and the Tenant Cost Contribution, except as to Nondiscretionary Change Orders, Tenant shall not be required to contribute additional amounts to the cost of construction solely as a result of cost overruns or project expenses being in excess of the amounts anticipated by Landlord as reflected in the Project Budget approved by the parties.

Once a Tenant’s Cost Contribution has been determined, whether in connection with the original Fitout Cost or as a result of change orders, within ten (10) days following the date of such determination, Landlord and Tenant shall upon request of either party, establish an escrow account with an escrow agent reasonably acceptable to the parties (the “Escrow Agent”). If an escrow account is established, then (i) Tenant shall deposit Tenant’s Cost Contribution and (ii) Landlord shall deposit the Allowance into such account. If no escrow account has been established, then Tenant shall upon request deposit the Tenant’s Cost Contribution with Landlord. Tenant’s Cost Contribution shall be released only in connection with payment of construction costs incurred in accordance with construction of the Project as approved by Tenant, the Project Architect, and Landlord each month based upon a percentage of completion. Release of Tenant’s Cost Contribution and the Allowance shall be made on a pari passu basis. Tenant shall not be entitled to occupy the Premises until Tenant’s Cost Contribution and Additional Tenant Contribution as to work then invoiced and completed (subject only to “punch list” items), have been paid.

D. A “Landlord Delay” shall be determined by adherence with the time frames requiring Landlord action or consent as reflected in the Project schedule attached to Exhibit B-2. A “Tenant Delay” shall mean any delay in the progression of Landlord’s Work resulting from: (i) any requested material change by Tenant in Landlord’s Work (even though Landlord may approve such change); (ii) any negligent or willful acts or omissions of Tenant, its contractors, agents or employees; (iii) Tenant’s failure to timely respond to Landlord’s requests for approvals or information necessary for the prosecution of Landlord’s Work; (iv) Tenant’s failure to timely approve the Plans and Specifications or to execute any written Change Order, to the extent reflecting a change requested by Tenant, or to deposit funds with the Escrow Agent or directly with Landlord as required hereunder; or (iv) any breach of Tenant’s obligations hereunder. A “Tenant Delay” shall be determined by adherence with the time frames requiring Tenant action or consent as reflected in this Lease, including without limitation, the Project schedule attached to Exhibit B-2.

E. If for any reason other than Tenant Delay or a Force Majeure event, the Premises is not delivered by the Outside Commencement Date, then Tenant shall be entitled to a rent credit of Two Thousand Five Hundred Dollars ($2,500.00) for each day of Landlord’s delay as its sole remedy for such delay, except as may be provided in subparagraphs (F) and (G) below.

F. If the Commencement Date has not occurred by July 23, 2022 except as a result of a Tenant Delay or a Force Majeure event, then commencing on July 24, 2022, Tenant shall, in lieu of the rent credit as described in Subparagraph 11(E) above, be entitled to a rent credit of Five Thousand Dollars ($5,000.00) for each day of Landlord’s Delay as its sole remedy for such delay, except as provided in subparagraph (G) below.

G. If the Commencement Date has not occurred by December 31, 2022 except as a result of a Tenant Delay or a Force Majeure event , then Tenant may, as its sole remedies, either: (i) extend the Outside Commencement Date to the actual Commencement Date, continuing to receive the rent credit as provided in subparagraph (F) above until the occurrence of the Commencement Date; or (ii) terminate this Lease; such termination to be exercised by providing written notice to Landlord of such election no later than 5:00 P.M. on such date. Upon Tenant’s exercise of its right of termination hereunder, each of the parties shall be relieved of any further obligation hereunder.

H. The Anticipated Commencement Date or Outside Commencement Date may be extended on a day-for-day basis as a result of a Force Majeure event, by Landlord’s written notice to Tenant of the Force Majeure event and the anticipated impact on the timely performance of Landlord’s Work.

Section 12—ALTERATIONS. Tenant shall make no decorations, additions, improvements or other Alterations in the Premises, without the prior written consent of Landlord, which consent shall not be unreasonable withheld, and then only at its sole cost and expense and by contractors or mechanics and in such manner and with such materials as may be approved by Landlord. All decorations, additions, improvements or other Alterations to the Premises, except movable office furniture, trade fixtures and equipment installed at the expense of Tenant, shall, unless Landlord elects otherwise in writing at the time of its approval or consent, become the property of Landlord upon the installation thereof, and shall be surrendered with the Premises at the expiration of this Lease. Notwithstanding the foregoing, Tenant may install art work and decorate the Premises (and remove such art work or decorations at the end of the Term) without Landlord’s consent provided that such decoration are not installed with screws and Tenant shall repair any damage caused by such removal. If required by Landlord in accordance with the foregoing, any such Alteration, addition or improvement to the Premises shall be removed at Tenant’s expense upon the expiration or sooner termination of the term of this Lease and Tenant, at its expense, shall also repair any damage to the Premises caused by such removal and restore the Premises to a commercially reasonable standard; provided, however, Tenant shall have no obligation to repaint the walls of the Premises at the expiration or earlier termination of this Lease.

Section 13.—LIENS. Nothing contained in this Lease shall be construed as a consent on the part of Landlord to subject the estate of Landlord to liability under the Construction Lien Law of the State of Florida, it being expressly understood that the Landlord’s estate shall not be subject to such liability. Tenant shall strictly comply with the Construction Lien Law of the State of Florida as set forth in Chapter 713, Florida Statutes. Other than the Landlord’s Work, Tenant agrees to obtain and deliver to Landlord prior to the commencement of any work or Alteration or the delivery of any materials, written and unconditional waivers of contractors’ liens with respect to the Premises, the Project and the Common Areas for all work, service or materials to be furnished at the request or for the benefit of Tenant to the Premises, and any Notice of Commencement filed by Tenant shall contain, in bold print, the first sentence of this Section 13. Such waivers shall be signed by all architects, engineers, designers, contractors, subcontractors, materialmen and laborers to become involved in such work. Notwithstanding the foregoing, Tenant at its expense shall cause any lien filed against the Premises, the Building or the Project, or any portion thereof, for work, services or materials claimed to have been furnished to or for the benefit of Tenant to be satisfied or transferred to bond within ten (10) days after Tenant’s having received notice thereof. In the event that Tenant fails to satisfy or transfer to bond such claim of lien within said ten (10) day period, Landlord may do so and thereafter charge Tenant as Additional Rent, all costs incurred by Landlord in connection with the satisfaction or transfer of such claim, including attorneys’ fees and an administrative charge not exceeding fifteen percent (15%) of all sums incurred by Landlord in the satisfaction or transfer of such claim. Further, Tenant agrees to indemnify, defend, and save the Landlord harmless from and against any damage to and loss incurred by Landlord as a result of any such contractor’s claim of lien. If so requested by Landlord, Tenant shall execute a short form or memorandum of this Lease, which may, in Landlord’s sole reasonable discretion be recorded in the Public Records of Alachua County for the purpose of protecting Landlord’s estate from contractors’ Claims of Lien, as provided in Chapter 713.10, Florida Statutes. In the event such short form or memorandum of this Lease is executed, Tenant shall simultaneously execute and deliver to Landlord an instrument in recordable form terminating Tenant’s interest in the real property upon which the Premises are located, which instrument may be recorded by Landlord at the expiration or earlier termination of the term of this Lease. In the event Tenant fails to satisfy or bond over any Contractor’s Claim of Lien within the time period specified above, the security deposit paid by Tenant may be used by Landlord for the satisfaction or transfer of any Contractor’s Claim of Lien, as provided in this Section. This Section shall survive the termination of this Lease.

Section 14—CHANGES TO BUILDING AND COMMON AREAS. Landlord hereby reserves the right, at any time, to perform maintenance operations and to make repairs to the Common Areas and to those elements of the Premises that are Landlord’s obligations pursuant to Section 15A. below, and to modify the Common Areas, and to construct other buildings or improvements within the Park, including, but not limited to, structures for motor vehicle parking. Tenant agrees to cooperate with Landlord, permitting Landlord to accomplish any such maintenance, repairs, alterations, additions or construction, and waives any claim against Landlord in association with any disruptions experienced during the course of such activities.

Section 15—MAINTENANCE, REPAIRS AND REPLACEMENTS.

A. Landlord covenants and agrees throughout the Term to: (i) maintain the structural components of the Building, including exterior walls and the roof, all landscaped areas and the parking lot; (ii) remedy any defects in Landlord’s Work during the period as specified in paragraph 7 of Exhibit B-2, upon written notice of such defects from Tenant; provided, however, so long as Landlord has assigned to Tenant all warranties obtained by Landlord with respect to improvements installed by or on behalf of Landlord as part of Landlord’s Work, each such obligation with respect to improvements that are the subject of and covered by such warranties shall expire on the third (3rd) anniversary of the Commencement Date, unless a longer warranty period is provided by any component or materials manufacturer. All expenses incurred by Landlord hereunder shall be deemed Operating Costs, which shall be subject to reimbursement by Tenant as Additional Rent. Notwithstanding the foregoing to the contrary, Landlord shall not be obligated to make any repairs necessitated by the negligence or willful misconduct of Tenant, its agents, employees, contractors, invitees or customers. Except as otherwise expressly provided in this Lease, Landlord shall not be obligated perform any maintenance or to make any other repairs, replacements or improvements of any kind in or to the Premises, or upon any equipment, facilities or fixtures located in the Premises, including all signage. The provisions of this Section 15A. shall not apply in the case of damage or destruction by fire or other casualty or by eminent domain, in which event the obligations of Landlord shall be controlled by Section 18 and Section 19 of this Lease. Landlord shall have no obligation to repair until a reasonable time after the receipt by Landlord of written notice of the need for repairs.

In the event that Landlord has elected to maintain the Premises as provided in Section 15(C), Landlord may elect to estimate Tenant’s Operating Costs. In such event, upon request of Landlord, Tenant shall pay one-twelfth (1/12) thereof monthly in advance, together with the payment of Fixed Annual Rent. After the end of each Lease Year, Landlord shall furnish Tenant, upon request, a statement of the actual Operating Costs. Tenant shall have thirty (30) days from receipt of such statement to review same and to submit to Landlord in writing any objections of Tenant thereto. If no written objections are received by Landlord within said thirty (30) day period, such statement shall be conclusively deemed to be correct as between the parties, and there shall be an adjustment with payment by or refund or credit to Tenant, as the case may require, to the end that Tenant shall pay the entire amount of Tenant’s Proportionate Share for such period but not in excess thereof. Any payments due by Tenant hereunder shall be received by Landlord on or before thirty (30) days following receipt by Tenant of said statement. Tenant covenants and agrees that Tenant shall remain liable for and shall pay its Proportionate Share of Operating Costs in the amounts and times as set forth herein, notwithstanding the expiration or earlier termination of this Lease. Tenant acknowledges that Operating Costs or any item or component of assessment or charge thereunder may be made or assessed by either Landlord and/or the owner or other entity controlling the Common Areas, and Tenant shall pay such charge to the party making such assessment. Landlord shall retain its records regarding Operating Costs for a period of at least twelve (12) months following the final billing for the Lease Year in question.

In the event that Landlord elects to undertake maintenance and repair of the Premises, then Landlord agrees that the following costs shall not be chargeable to Tenant as Operating Costs:

(1) Leasing commissions, rent concessions to lessees, tenant improvements and allowances and advertising expenses;

(2) Expenditures for capital improvements, except those which under generally accepted accounting principles are expenses or regarded as deferred expenses and except for capital expenditures required by changes in law after the date of this Lease, in either of which cases the cost thereof shall be included in expenses for the calendar year in which the costs are incurred and subsequent years, appropriately allocated to such years on a straight-line basis, to the extent that such items are amortized over an appropriate period, consistent with general accepted accounting principles, with an interest factor equal to the prime rate of The Wall Street Journal, but in no event greater than the highest rate of interest permitted to be charged by law at the time of Landlord’s having incurred said expenditure;

(3) Painting, redecorating or other work which Landlord performs for any lessee or prospective lessee;

(4) Repairs or other work (including rebuilding) occasioned by fire, windstorm or other casualty or condemnation;

(5) Depreciation;

(6) Interest on, amortization of, and fees and expenses in connection with any mortgages placed upon the Project by Landlord;

(7) Rent payable under any lease to which this Lease is subject;

(8) Costs and expenses of negotiating and enforcing leases against lessees, including attorneys’ fees;

(9) Penalties for the late payment of any Real Estate Taxes or other Operating Costs and penalties and fines incurred due to Landlord’s violation of any applicable law;

(10) Landlord’s general corporate overhead and administrative expenses;

(11) Expenses for any item or service not available to Tenant but to certain other tenant(s) of the Project;

(12) Expenses for any item or service which Tenant pays directly to a third party or separately pays to Landlord and expenses incurred by Landlord to the extent the same are chargeable to any other tenant or occupant of the Project, or third party;

(13) Salaries of (i) employees above the grade of building superintendent or building manager, and (ii) employees whose time is not spent directly in the operation of the Project (which may be allocated by Landlord to account for the extent utilized for the Project).

(14) Any cost incurred by the gross negligence or willful misconduct of the Landlord, its agents and employees;

(15) Capital reserves;

(16) The cost of correcting defects in the initial construction of the Building or other portions of the Project;

(17) Costs and expenses of investigating, monitoring and remediating hazardous material on, under or about the Project, except as otherwise provided in this Lease; and

(18) Any costs reimbursed directly to Landlord by its insurers or other third parties.

If Landlord shall purchase any item of capital equipment or make any capital expenditure designed to result in savings or reductions in any of the elements of Operating Costs, then the costs for such capital equipment or capital expenditure are to be included within the definition of “Operating Costs” for the Lease Year in which the costs are incurred and subsequent years, on a straight-line basis, to the extent that such items are amortized over such period of time as reasonably can be estimated as the time in which such savings or reductions in Operating Costs are expected to equal Landlord’s costs for such capital equipment or capital expenditure, with an interest factor equal to the prime rate of The Wall Street Journal, but in no event greater than the highest rate of interest permitted to be charged by law at the time of Landlord’s having incurred said costs. If Landlord shall lease any such item of capital equipment designed to result in savings or reductions in Operating Costs, then the rentals and other costs paid pursuant to such leasing shall be included in Operating Costs for the year in which they are incurred.

B. As provided in Paragraph 7 of Exhibit B-2, Landlord hereby assigns to Tenant (to the extent assignable) all warranties, if any, received by Landlord from contractors, subcontractors, suppliers and manufacturers for materials and construction of that portion of the Premises which is the Landlord’s Work but which shall be Tenant’s responsibility to maintain. To the extent not assigned to Tenant, Landlord shall enforce such warranties, if any, for Tenant’s benefit at no cost or liability to Landlord. Landlord’s assignment of warranties shall be on a non-exclusive basis, such that Landlord shall have the right, independent of Tenant, to enforce such warranties.

C. Except to the extent of Landlord’s obligations pursuant to Section 15A. above, Tenant shall keep the Premises in good repair and condition, including, without limitation, maintenance, repair, and capital repair and replacement of: (i) the interior of the Building; (ii) re-paving of the parking lot in keeping with best practices; and (iii) all Premises systems including electrical, plumbing, HVAC and life safety systems, and the fixtures and appurtenances therein, except to the extent subject to warranty hereunder, and including repairs or replacement which would otherwise be an obligation of Landlord under subparagraph A above when those are necessitated by the act, omission or negligence of Tenant or its agents, employees or invitees. Notwithstanding the foregoing, Tenant shall not be responsible for the capital cost to replace any item constituting a part of the Base Building, the useful life of which exceeds the remaining Term of this Lease; in the event of such required replacement, Landlord shall be responsible for the cost of such replacement and Tenant shall reimburse the item pursuant to the capital expense provisions of Operating Expenses set forth above. Tenant shall also be responsible for janitorial services for the Premises consistent with best practices for property maintenance of class “A” commercial buildings. Tenant shall not suffer any damage, waste or deterioration to occur to the Premises. In the event that Tenant shall fail to properly maintain the Premises, such failure, after expiration of applicable notice and cure periods, if any, shall constitute an event of default hereunder. Upon such event, in addition to any right or remedy otherwise provided pursuant to this Lease, Landlord may, at its option, if such failure has not been corrected after thirty (30) days written notice to Tenant, (i) elect to perform such necessary maintenance or make such necessary repairs or replacement as Tenant shall have failed to make or perform, and the cost thereof shall be payable to Landlord on demand as Additional Rent, and (ii) thereafter, perform such maintenance at Tenant’s expense with the cost thereof, including a fifteen percent (15%) administrative expense, chargeable to Tenant as Operating Costs. Tenant shall maintain a quarterly service contract on all HVAC systems, and shall provide Landlord evidence of the continuation of such contract during the term of this Lease. So long as Tenant is directly maintaining the Premises as provided above, Landlord agrees that its management fee shall be reduced to one percent (1%).

Section 16 – Reserved

Section 17— Reserved

Section 18—EMINENT DOMAIN.

A. If (i) the whole of the Premises or (ii) a material portion of the Project so as to render the Project unsuitable for Landlord’s operations (as determined in Landlord’s sole discretion), shall be acquired or condemned by eminent domain for any public or quasi-public use or purpose, then the term of this Lease shall cease and terminate as of the date of title vesting in the condemning governmental body or other authority pursuant to such proceeding and all rentals and other charges shall be paid up to that date and Tenant shall have no claim against Landlord for the value of any unexpired term of this Lease.

B. If a part of the Premises shall be acquired or condemned by eminent domain for any public or quasi-public use or purpose, and such partial taking or condemnation shall render the Premises unsuitable for the business of Tenant, then the term of this Lease shall cease and terminate as of the date of title vesting in the condemning governmental body or other authority pursuant to such proceeding and Tenant shall have no claim against Landlord for the value of any unexpired term of this Lease. In the event of a partial taking or condemnation which is not extensive enough to render the Premises unsuitable for the business of Tenant, then Landlord shall promptly restore the Premises to a condition comparable to its condition at the time of such condemnation less the portion lost in the taking, and this Lease shall continue in full force and effect except that the Fixed Annual Rent shall be reduced in proportion to the portion of the Premises lost in the taking; provided, however, there shall be no reduction of Landlord’s assessment of Additional Rent as a result of such partial taking or condemnation; provided that any actual reductions in the expenses included within Additional Rent shall result in reductions of Tenant’s obligations toward Additional Rent.

C. In the event of any condemnation or taking as hereinbefore provided, whether whole or partial, except as specifically provided herein, Tenant shall not be entitled to any part of the award, as damages or otherwise, for such condemnation and Landlord is to receive the full amount of such award. Tenant hereby expressly waives any right or claim to any part thereof. Although all damages in the event of any condemnation are to belong to Landlord whether such damages are awarded as compensation for diminution in value of the leasehold or the fee of the Premises, Tenant shall have the right to claim and recover from the condemning authority, but not from Landlord, such compensation as may be separately awarded or recoverable by Tenant in Tenant’s own right on account of any damage to Tenant’s business by reason of the condemnation and for or on account of any cost or loss to which Tenant might be put in removing or relocating Tenant’s merchandise, furniture, fixtures, leasehold improvements and equipment from the Premises, provided that recovery by Tenant shall not reduce the award otherwise available to Landlord. A sale by Landlord to any authority having the power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed a taking under the power of eminent domain for all purposes under this Section.

Section 19—DAMAGE AND DESTRUCTION.

A. If the Premises shall be damaged by fire, the elements, unavoidable accident or other casualty, without the fault of Tenant, but are not thereby rendered untenantable (including as a result of a loss of necessary access or essential service from the remainder of the Project) in whole or in part, Landlord shall at its own expense cause such damage to be repaired and the Fixed Annual Rent and Additional Rent payable by Tenant hereunder shall not be abated. If by reason of such occurrence, the Premises shall be rendered untenantable only in part, Landlord shall cause the damage to be repaired, and the Fixed Annual Rent meanwhile shall be abated proportionately as to the portion of the Premises rendered untenantable, until the Premises has been restored to the extent required to be restored by Landlord as required hereby. Landlord shall use commercially reasonable efforts to commence restoration and to complete restoration as soon as possible after receipt of insurance proceeds, if applicable. If the Premises shall be rendered wholly untenantable by reason of such occurrence, Landlord shall cause such damage to be repaired, and the Fixed Annual Rent meanwhile shall be abated in whole, until the Premises has been restored to the extent required to be restored by Landlord as required hereby, except that Landlord shall have the right, to be exercised by notice in writing delivered to Tenant within ninety (90) days after said occurrence, to elect not to reconstruct the destroyed Premises, and in such event this Lease and the tenancy hereby created shall cease as of the date of the said occurrence. Nothing in this Section shall be construed to permit the abatement in whole or in part of Additional Rent, including without limitation charges for Operating Costs and Taxes and Assessments attributable to any period during which the Premises shall be in untenantable condition, nor shall there be any abatement in Additional Rent nor the Fixed Annual Rent if such damage is caused by a negligent or intentional act or omission of Tenant. In the event Landlord elects not to repair the destroyed Premises but fails to provide notice of its election not to reconstruct the Premises as prescribed herein, Tenant may at its option cancel and terminate this Lease, as its sole and exclusive remedy against Landlord.

B. In the event that eighty percent (80%) or more of the total rentable square feet of the Building shall be damaged or destroyed by fire or other cause, notwithstanding any other provisions contained herein and that the Premises may be unaffected by such fire or other cause, Landlord shall have the right, to be exercised by notice in writing delivered to Tenant within one hundred eighty (180) days after said occurrence, to elect to cancel and terminate this Lease, provided that Landlord terminates all other similarly affected leases of the Project. Upon the giving of such notice to Tenant, the term of this Lease shall expire by lapse of time upon the third day after such notice is given, and Tenant shall vacate the Premises and surrender the same to Landlord.

C If the Premises are destroyed or damaged during the last eighteen (18) months of the term of this Lease and the estimated cost of repair exceeds fifty percent (50%) of the Fixed Annual Rent then remaining to be paid by Tenant for the balance of the term and Landlord does not intend to reconstruct the Building, Landlord may at its option cancel and terminate this Lease as of the date of occurrence of such damage by giving written notice to Tenant of its election to do so within thirty (30) days after the date of occurrence of such damage. In the event Landlord provides such notice to terminate the Lease, Tenant shall have thirty (30) days to provide notice of its intent to extend the lease pursuant to other provisions of this Lease whereupon such Landlord notice to terminate shall be deemed rescinded. If Landlord shall not so elect to terminate this Lease, the repair of such damage shall be governed by other provisions of this Section

D. If the Premises, or portions of the Building providing access or essential services to the Premises, are destroyed or damaged by fire or other casualty, and the expected time to restore the same will exceed two hundred forty (240) days, or Landlord fails to complete restoration of the Premises, or such portions of the Building within three hundred sixty (360) days after the occurrence of the fire or other casualty. Tenant shall have the right by written notice to Landlord received by Landlord within thirty (30) days of such event, to either (i) cancel and terminate this Lease or (ii) at its sole expense, expedite repairs or reconstruction of the Premises, as its sole and exclusive remedies against Landlord. In the event of any reconstruction of the Premises under this Section, Landlord’s obligation with regard to said reconstruction shall be only to the extent of Landlord’s original obligation to construct and deliver the Premises pursuant to this Lease. Tenant, at its sole cost and expense, shall be responsible for all repairs and restorations in excess of that required of Landlord, such that the Premises shall be restored to its improved condition prior to such destruction. Tenant shall additionally be responsible for the replacement of its stock in trade, trade fixtures, furniture, furnishings and equipment. Tenant shall commence the installation of fixtures, equipment, and stock in trade promptly upon redelivery to it of possession of the Premises and shall diligently prosecute such installation to completion.

E. Upon any termination of this Lease under any of the provisions of this Section, each party shall be released thereby without further obligation to the other party coincident with the surrender of possession of the Premises to the Landlord except for items which have theretofore accrued and are then unpaid and for such of the other obligations of Tenant and/or Landlord as are expressly provided herein to survive the termination of this Lease, for which each party shall remain liable to the other.

Section 20—QUIET ENJOYMENT. Landlord warrants, covenants and agrees that, upon Tenant’s paying on a monthly installment basis the Fixed Annual Rent and any Additional Rent required hereunder and performing all of the other covenants herein on its part to be performed, Tenant shall and may peaceably and quietly hold and enjoy possession of the Premises without hindrance by Landlord or persons claiming through or under Landlord, subject to the terms, covenants and conditions of this Lease and all existing or future underlying leases or mortgages encumbering the Park and Common Areas.

Section 21—RIGHT OF ENTRY. Upon reasonable prior notice to Tenant, Landlord and Landlord’s agents shall have the right to enter the Premises at all reasonable times, to examine and make inspections of the same, and to show them to prospective purchasers, lenders or lessees of the Building, and to make such repairs, alterations, improvements or additions as Landlord may deem reasonably necessary or desirable, and Landlord shall be allowed to take all material into and upon the Premises that may be required without the same constituting an eviction of Tenant in whole or in part, and the Rent reserved shall in no way abate while said repairs, alterations, improvements, or additions are being made unless Tenant is prevented from operating in the Premises in whole or in part, in which event Fixed Annual Rent shall be proportionately abated during said period. At Tenant’s request, such access shall be in the presence of a representative of Tenant. During the six (6) months prior to the expiration of the term of this Lease or any renewal term, Landlord may exhibit the Premises to prospective tenants or purchasers. If Tenant shall not be personally present to open and permit entry into the Premises, at any time, when for any reason an entry therein shall be necessary or permissible, Landlord or Landlord’s agents may enter the same without in any manner affecting the obligations and covenants of this Lease. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, maintenance or repair of the Premises or the Project or any part thereof, except as otherwise herein specifically provided; except that Landlord agrees to correct any damage to the Premises or Tenant’s personal property caused by reason of Landlord’s exercise of its right of entry hereunder.

Section 22—SERVICES AND UTILITIES. Tenant shall be solely responsible for and promptly pay all charges for water, gas, electricity or any other utility used or consumed in the Premises, all of which shall be separately metered. If any such charges are not paid when due, Landlord may, at its option, pay the same, and any amount so paid by Landlord shall thereupon become due to Landlord from Tenant as Additional Rent. Unless Landlord has elected to maintain the Premises as provided in Section 15(c) above, and such interruption or failure is caused by the willful act or gross negligence of Landlord, Landlord not be liable for an interruption or failure in the supply of any such utilities to the Premises and same shall in no manner constitute an actual or constructive eviction of Tenant, nor entitle Tenant to any abatement of any Rent under this Lease.

Section 23—FORCE MAJEURE. Except as otherwise expressly provided in this Lease, if either party to this Lease, as the result of any (i) strikes, lockouts or labor disputes, (ii) inability to obtain labor or materials or reasonable substitutes therefor, (iii) war, emergency governmental regulation or delay, condemnation or civil commotion, pandemic or other public health concern regulating commerce, personal or business activities, including regulations or limitations arising from such concerns (iv) acts of God, fire, earthquake or other casualty, or (v) other conditions similar to those enumerated in this Section 23 beyond the reasonable control, other than financial, of the party obligated to perform, fails punctually to perform any obligation on its part to be performed under this Lease, after exercising its best efforts to do so, then such failure shall be excused and not be a breach of this Lease by the party in question, but only to the extent occasioned by such event. If the right of either party to take any action under or with respect to this Lease is conditioned upon the same being exercised within any prescribed period of time or at or before a named date, then such prescribed period of time and such named date shall be deemed to be extended or delayed, as the case may be, on a day-for-day basis as measured by the duration of such Force Majeure event.

Section 24—ASSIGNMENT OR SUBLETTING.

A. Tenant may not assign this Lease in whole or in part, nor sublet, or permit the use or occupancy by a party other than Tenant of, all or any portion of the Premises, without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld, conditioned or delayed. Any attempted assignment or sublease by Tenant in violation of the terms and covenants of this provision shall constitute a default hereunder and shall be void ab initio. The consent by Landlord to any assignment or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment or subletting. Landlord’s basis for such refusal may include, without limitation, the fact that the proposed sublessee or assignee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed sublessee or assignee, either (i) occupies space in the Project at the time of the request for consent, or (ii) is negotiating with Landlord or has negotiated with Landlord during the six (6) month period immediately preceding the date Landlord receives Tenant’s request for consent, to lease space in the Project. In the event Tenant desires to assign this Lease or sublet, or permit such occupancy of, the Premises, or any portion thereof, Tenant shall provide written notice thereof to Landlord at least sixty (60) days prior to the proposed commencement date of such subletting or assignment, which notice shall set forth the name of the proposed subtenant or assignee, the relevant terms of any sublease or assignment and copies of financial reports and other relevant financial reports and other relevant financial information of the proposed subtenant or assignee.

B. If this Lease be assigned, or if the Premises or any part thereof be underlet or occupied by any party other than Tenant, Landlord may collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the rent herein reserved, but no such assignment, underletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as Tenant, or a release of Tenant from the further performance by Tenant of the covenants on the part of Tenant herein contained. Tenant shall pay as additional rents hereunder, any increase in the insurance for the Project directly attributable to Tenant’s assignment or Tenant’s assignee’s occupancy of the Premises. This prohibition against assignment or subletting shall be construed to include a prohibition against any assignment or subleasing by operation of law, legal process, receivership, bankruptcy or otherwise, whether voluntary or involuntary, and a prohibition against any encumbrance of all and any part of Tenant’s leasehold interest.

C. Notwithstanding any assignment or sublease, Tenant shall remain fully liable on this Lease and shall not be released from performing any of the terms, covenants and conditions hereof or any rents or other sums to be paid hereunder.

D. Upon any request to assign or sublet, Tenant will pay to Landlord, on demand, a sum equal to all of Landlord’s costs, including reasonable attorney’s fees, incurred in investigating and considering any proposed or purported assignment or pledge of this Lease or sublease of any of the Premises, regardless of whether Landlord shall consent to, refuse consent, or determine that Landlord’s consent is not required for, such assignment, pledge or sublease. Provided that Tenant promptly provides to Landlord all relevant information to consider such request, such payment to Landlord hereunder shall not exceed $2,000.00.

E. If the Tenant is a corporation whose shares are not publicly traded or is a partnership, if there shall be any change in the ownership of and/or power to vote the controlling interest of Tenant, whether such change of ownership is by sale, assignment, bequest, inheritance, operation of law or otherwise, same shall constitute an assignment of this Lease subject to Landlord’s consent as above provided.

F. Anything contained in the foregoing provisions of this Section to the contrary notwithstanding, neither Tenant nor any other person having an interest in the possession, use, occupancy or utilization of the Premises shall enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Premises which provides for rental or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person from the Premises leased, used, occupied, or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use occupancy or utilization of any part of the Premises.

G. Any purported sale, assignment, mortgage, transfer of this Lease or subletting of the Premises which does not comply with the provisions of this Section 24 shall be void.

H. Tenant acknowledges and agrees that any and all right and interest of Landlord in and to the Premises, the Project and the Property, and all right and interest of Landlord in this Lease, may be conveyed, assigned or encumbered at the sole discretion of Landlord at any time, provided that such conveyance, assignment or encumbrance is subject to this Lease and the rights, privileges and easements granted herein..

I. In the event Tenant desires to assign this Lease or to sublease a portion of the Premises, Landlord shall have the right and option to terminate this Lease, or the portion to be subleased for the proposed term of the sublease, which right or option shall be exercisable by written notice from Landlord to Tenant within thirty (30) days from the date Tenant gives Landlord written notice of its desire to assign or sublease. In the event Landlord elects not to terminate this Lease (within the time period described above), then such right shall be null and void. Additionally, Landlord agrees to waive such right of recapture in the event that Tenant shall have funded at least fifty percent (50%) of the initial cost of the build out of the Premises.

J. Notwithstanding the foregoing, Landlord’s consent shall not be required for any assignment or sublet to a validly existing entity controlling, controlled by, in common control with Tenant, nor to any entity that succeeds to Tenant’s interest in this Lease by reason of merger, or sale/acquisition of all or substantially all of the stock or assets), consolidation or reorganization; provided, however, with respect to an assignment or a sublease of all or substantially all of the Premises, such successor entity must (i) have a net worth comparable to Tenant as of the date of such assignment and/or sublet; and (ii) not conflict with any exclusive use granted to other tenants of the Project, or (iii) make any use of the Premises for other than the Permitted Use.

Section 25—LANDLORD’S REPRESENTATIONS AND WARRANTIES.

Landlord, in order to induce Tenant to enter into this Lease, hereby represents or warrants, as the case may be, as follows as of the date hereof:

A. Landlord is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida, and has full power and authority to enter into and perform the obligations of “Landlord” under this Lease

B. Landlord is, or prior to the Commencement Date will be, the sole fee simple owner of the Premises and such title is not subject to any exception which prohibits or limits the Landlord’s rights to enter into this Lease in accordance with its terms or prohibits or materially limits Tenant’s rights as granted under the Lease . If Landlord does not currently have fee simple title to the Premises, then Landlord has a contractual right to acquire the Premises. There is no mortgage or deed of trust encumbering the Premises as of the Effective Date, except in favor of Lender. Landlord will, upon request, deliver to Tenant at or before the completion of the Plans and Specifications, a copy of Landlord’s owner title insurance policy for the real property which includes the Premises.

C. Landlord is not a party to any agreement or litigation which could adversely affect its ability to perform its obligations under this Lease or which would constitute a default on the part of Landlord under this Lease, or otherwise adversely affect Tenant’s rights or entitlements under this Lease.

D. Landlord has not granted to any third party (other than Tenant) the authority or right to use, or otherwise permit the use of any portion of the Premises, and no part of the Premises constitutes Common Areas under the Declaration of Covenants or any other lease within the Park.

Section 26—HAZARDOUS SUBSTANCES.

A. Representations and Warranties of Landlord. Landlord hereby makes the following warranties and representations to Tenant, each of which is made to the best of Landlord’s current and actual knowledge as of the Effective Date:

(1) To the best of Landlord’s knowledge, there are no Hazardous Substances (as defined below), including, without limitation, polychlorinated biphenyls (PCB), hydrocarbons or asbestos materials, located in, on, under or about the Premises as of the Effective Date. In addition, the Premises and Landlord’s operations concerning the Premises are in compliance with all Legal Requirements regarding Hazardous Substances.

(2) There are no underground petroleum, fuel oil or other storage tanks located on or under the Property.

(3) Any handling, transportation, storage, treatment, disposal, release or use of Hazardous Substances that has occurred on the Property by Landlord on or prior to the Effective Date has been in compliance with all Legal Requirements regarding Hazardous Substances.(4) No litigation has been brought or threatened, nor any settlements reached with any governmental or private party, concerning the actual or alleged presence of Hazardous Substances on or about the Property or any disposal, release or threatened release of Hazardous Substances in or about the Property prior to the Effective Date, nor has Landlord received any notice of any violation, or any alleged violation of any Legal Requirements regarding Hazardous Substances, pending claims or pending investigations with respect to the presence of Hazardous Substances on or about the Property.

B. Indemnity by Landlord. Landlord shall indemnify, defend upon demand with counsel reasonably acceptable to Tenant, and hold Tenant harmless from and against any and all (i) liabilities, lawsuits, claims, damages, interest, penalties, fines, monetary sanctions, attorneys’ fees, experts’ fees and court costs, and (ii) incurred remediation costs, investigation costs and other expenses which result from or arise in any manner whatsoever out of the following: (1) the breach of any warranty or inaccuracy of any representation by Landlord contained in this Section 26, (2) the use, storage, release or disposal of Hazardous Substances in or on the Premises prior to the Effective Date in amounts that exceed minimum action levels or other minimum standards imposed by Legal Requirements regarding Hazardous Substances (except only if such presence of Hazardous Substances is the result of the acts of Tenant, its agents, employees, contractors or invitees) during the Lease Term by Landlord, and (3) Hazardous Substances affecting the Premises as identified in the ESA Report. To the extent that Tenant is held strictly liable by a court or other governmental agency of competent jurisdiction under any Legal Requirements regarding Hazardous Substances solely with respect to any of the matters specified in sub-clauses (1) to (3) above, Landlord’s obligation to Tenant and the other indemnitees under the foregoing indemnification shall likewise be without regard to fault on Landlord’s part with respect to the violation of any Legal Requirements regarding Hazardous Substances which results in liability to the indemnitee. Landlord’s obligations and liabilities pursuant to this Section 25 shall survive the expiration or earlier termination of this Lease

C. Tenant’s Covenants. Tenant covenants and agrees that Tenant shall, at Tenant’s sole cost and expense, comply at all times with all Legal Requirements regarding Hazardous Substances on or about the Premises of the Park including, without limitation, Medical Waste. Tenant shall not use, store, transport, release or dispose of Hazardous Substances in or from the Premises except for such substances that are necessary components of Tenant’s Permitted Use, and in such case in strict compliance with Legal Requirements regarding Hazardous Substances. Tenant agrees to execute, from time to time, at Landlord’s request, affidavits, representations and the like concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Materials in, on, under or about the Premises, the Park or the land on which the Park is located, and Tenant’s compliance with Legal Requirements regarding Hazardous Substances.

D. Indemnity by Tenant. Tenant shall indemnify, defend upon demand with reasonably acceptable counsel, and hold Landlord harmless from and against any and all (i) liabilities, lawsuits, claims, damages, interest, penalties, fines, monetary sanctions, attorneys’ fees, expert’s fees and court costs and (ii) reasonably incurred remediation costs, investigation costs and other expenses which result from or arise in any manner whatsoever out of the following: (1) the use, storage, release, transportation or disposal on or about the Premises of Hazardous Substances after the Delivery Date; or (2) the exposure of any person to a Hazardous Substance stored, used, released, transported, or disposed by Tenant, its agents, employees, subtenants, assignees, licensees or contractors in or about the Premises or the Park. Except to the extent of the preceding indemnity obligation, Tenant shall have no further liability to Landlord or any other party pursuant to the Lease as a result of the presence of Hazardous Substances on or about the Premises. To the extent that Landlord is held strictly liable by a court or other governmental agency of competent jurisdiction under any Legal Requirements regarding Hazardous Substances with respect to any of the matters specified in sub-clauses (1) to (2) above, Tenant’s obligation to Landlord and the other indemnitees under the foregoing indemnification shall likewise be without regard to fault on Tenant’s part with respect to the violation of any Legal Requirements regarding Hazardous Substances which results in liability to the indemnitee. Tenant’s obligations and liabilities pursuant to this Section 26D. shall survive the expiration or earlier termination of this Lease.

E. Notification. Landlord and Tenant shall each give written notice to the other as soon as reasonably practicable of (i) all matters required to be disclosed to the other party under applicable Legal Requirements regarding Hazardous Substances, (ii) any communication received from any governmental authority concerning any Hazardous Substances which relates to the Premises; and (iii) any release of Hazardous Substances known by such party to have occurred on the Premises and which constitutes a violation of any Legal Requirements regarding Hazardous Substances.

G. Delay or Interference of Use. If, during the performance of Landlord’s Work, Hazardous Substances are discovered which must be Remediated (as defined below) to comply with all applicable Legal Requirements regarding Hazardous Substances, Landlord shall as a condition to Tenant’s obligations under this Lease, at its sole cost and expense, perform, or cause to be performed, such Remediation and any other work required to bring the Premises into compliance with all applicable Legal Requirements regarding Hazardous Substances (including the execution of any and all waste manifests or other documents required by the applicable governmental authorities in connection therewith) and if required to be performed by Landlord during the Term after completion of Landlord’s Work, Landlord shall perform such work in a manner that minimizes interference with Tenant’s use of the Premises. If Remediation is required during Landlord’s Work pursuant to this Section 26(F)., Landlord shall use reasonable efforts to complete such Remediation on or before the Commencement Date and shall use its best efforts to minimize any delays to the construction of Landlord’s Work. Notwithstanding the foregoing, any actual delay in the completion of Landlord’s Work resulting from the presence of Hazardous Substances or Landlord’s Remediation pursuant hereto shall delay the Commencement Date commensurately, but in no event later than the Outside Commencement Date

H. Defined Terms.

(1) “Hazardous Substance” shall mean any substance or material defined or designated as hazardous or toxic waste, hazardous or toxic material, a hazardous or toxic substance, or other similar term, by any federal, state or local environmental statute, regulation or ordinance presently in effect or which may be promulgated in the future, as such statutes, regulations and/or ordinances may be supplemented or amended from time to time, including without limitation, any substance (a) containing petroleum, crude oil or any fraction thereof; (b) containing polychlorinated biphenyls (PCBs); (c) containing asbestos; (d) containing mold-producing organisms; or (e) which is radioactive. For purposes of Tenant’s Permitted Use, Hazardous Substances also shall include Medical Waste.

(2) “Legal Requirements regarding Hazardous Substances” shall mean any Legal Requirements applicable to the use, storage, handling, disposal or removal of Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ☐ 9601 et seq., and as hazardous wastes under the Resource Conservation and Recovery Act, 42 U.S.C. ☐ 6010, et seq., any chemical substance or mixture regulated under the Toxic Substance Control Act of 1976, as amended, 15 U.S.C. ☐ 2601, et seq., any “toxic pollutant” under the Clean Water Act, 33 U.S.C. ☐ 466 et seq., as amended, any hazardous air pollutant under the Clean Air Act, 42 U.S.C. ☐ 7401 et seq., hazardous materials identified in or pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. ☐ 1802, et seq., and any hazardous or toxic substances or pollutant regulated under any other Requirements).

(3) “Medical Waste” shall mean any solid, semisolid, gaseous, or liquid waste which is generated or utilized in the diagnosis, treatment (e.g., provisions of medical services), immunization or performance of a service to the body of human beings, and for greater certainty shall include all waste generated by Tenant in relation to its use, and shall include the use of licensed medical waste management companies.

(4) “Remediated” or “Remediation” shall mean the necessary actions to comply with applicable Legal Requirements with respect to the unlawful presence of, or suspected discharge of, a Hazardous Substance. Remediation may include, without limitation: environmental investigation, monitoring and sampling; installation, maintenance and removal of monitoring wells; removal, treatment, neutralization or containment of any Hazardous Substance; storage of excavated materials; and installation, maintenance, storage and removal of machinery and equipment used in connection with Remediation.

Section 27—DEFAULT.

A. Events of Default. Upon the happening of one or more of the events set forth below in (1) to (7), inclusive (any of which is referred to hereinafter as an “Event of Default”), Landlord shall have any and all rights and remedies hereinafter set forth:

(1) If Tenant shall default in the payment of Fixed Annual Rent, any Additional Rent or any other sums payable by Tenant for more than five (5) days after written notice from Landlord, provided that Landlord shall have no obligation to give more than two (2) such notices in any consecutive 12-month period;

(2) If Tenant shall default in the performance of any non-monetary covenants or agreements of this Lease and said default shall continue for thirty (30) days after written notice thereof, or in the event that the default be of such a nature as cannot with diligent effort be cured within said thirty (30) day period, if Tenant shall not commence to cure within said period and diligently prosecute remedial efforts to completion within a reasonable time thereafter, not to exceed one hundred eighty (180) days;

(3) If a petition in bankruptcy under any present or future bankruptcy laws (including but not limited to reorganization proceedings) be filed by or against the Tenant or any other entity responsible for the obligations of Tenant under this Lease, and such petition is not dismissed within thirty (30) days from the filing thereof, or in the event Tenant or any other entity responsible for the obligations of Tenant under this Lease is adjudged a bankrupt;

(4) If an assignment for the benefit of creditors is made by Tenant or any other entity responsible for the obligations of Tenant under this Lease;

(5) If an appointment by any court of a receiver or other court officer of Tenant’s property or of the property of any other entity responsible for the obligations of Tenant under this Lease, and such receivership is not dismissed within thirty (30) days from such appointment;

(6) If without thirty (30) days’ prior written notice to Landlord, Tenant removes, attempts to remove, or permits to be removed from the Premises, except in the usual course of trade, substantially all or a material portion of the goods, furniture, effects or other property of the Tenant brought thereon; or

(7) If Tenant, before the expiration of the term of this Lease, and without the written consent of the Landlord, uses the same for purposes other than the permitted use for which the same are hereby leased.

B. Remedies of Landlord. If any Event of Default occurs, Landlord shall have the right, at the option of Landlord, to exercise the following remedies:

(1) Declare the entire balance of all forms of Rent due hereunder for the remainder of the term of this Lease (reduced to present value on such date utilizing the Prime Rate as reflected in The Wall Street Journal on the date of such default) (the “Accelerated Rent”) to be due and payable and may collect the same by distress or otherwise. Notwithstanding the foregoing, Landlord agrees that provided Tenant pays the Accelerated Rent within thirty (30) days of written demand (which shall be accompanied by a calculation of the Accelerated Rent in accordance with this Lease), then Landlord agrees that for a period of two (2) years after such payment, Landlord shall (i) seek to mitigate Tenant’s damages by re-letting the Premises to a tenant acceptable to Landlord, and in the event of re-letting during such period, shall refund to Tenant that portion of the Accelerated Rent which has been mitigated as then so determined (which shall take into account all expenses incurred as a result of such re-letting, including without limitation, any brokerage, attorney fees, tenant improvements, rent concessions or other expenses); or (ii) upon written request of Tenant, shall permit Tenant access to the Premises, through a licensed broker acting on Tenant’s behalf, and shall cooperate with Tenant so that Tenant may mitigate its damages directly by presenting to Landlord, a tenant acceptable to Landlord, in Landlord’s sole but reasonable judgment, who thereafter enters into a lease of the Premises with Landlord, in which event Landlord shall refund to Tenant in the same manner as subsection (i) above

(2) Terminate this Lease and any right of renewal thereof, and retake possession of the Premises; or

(3) Without terminating this Lease, re-enter and re-let the Premises, or any part thereof, as the agent and for the account of Tenant, upon such terms and conditions as Landlord may deem advisable or satisfactory, in which event the rents received on such re-letting shall be applied first to the expenses of such re-letting and collection including but not limited to, necessary renovation and alterations of the Premises, reasonable attorney’s fees, any real estate commissions paid, and thereafter toward payment of all sums due or to become due Landlord hereunder, and if a sufficient sum shall not be thus realized or secured to pay such sums and other charges, (i) at Landlord’s option, Tenant shall pay Landlord any deficiency immediately upon demand, notwithstanding Landlord may have received periodic rental in excess of the periodic rental stipulated in this Lease in previous or subsequent rental periods, and Landlord may bring an action to recover same as such deficiency shall arise, or (ii) at Landlord’s option, the entire deficiency which is subject to ascertainment for the remaining term of this Lease, shall be immediately due and payable by Tenant. Nothing herein, however, shall be construed to require Landlord to reenter and re-let in any event. Landlord shall not, in any event, be required to pay Tenant any surplus of any sums received by Landlord on a re-letting of said Premises in excess of the rent provided in this Lease. Once Landlord has collected the accelerated amount owed by Tenant to Landlord, Tenant shall automatically be released from all liability under the terms of this Lease.

C. If any Event of Default occurs, Landlord, in addition to other rights and remedies it may have, shall have the right to remove all or any part of Tenant’s property from the Premises and any property removed may be stored in any public warehouse or elsewhere at the cost of, and for the account of Tenant and except as provided under Florida law, the Landlord shall not be responsible for the care or safekeeping thereof whether in transport, storage or otherwise, and Tenant hereby waives any and all claim against Landlord for loss, destruction and/or damage or injury which may be occasioned by any of the aforesaid acts.

D. No such re-entry or taking possession of the Premises by Landlord shall be construed as an election on Landlord’s part to terminate this Lease unless a written notice of such intention is given to Tenant. Notwithstanding any such re-letting without termination, Landlord may at all times thereafter elect to terminate this Lease for such previous default. To the extent permitted under the laws of the state of Florida, any such re-entry shall be allowed by Tenant without hindrance (except as provided by any and all applicable laws of the State of Florida), and Landlord shall not be liable in damages for any such re-entry, or guilty of trespass or forcible entry.

E. In the event of a breach or threatened breach of any covenant of this Lease, Landlord shall have the right of injunction. Any and all rights, remedies and options given in this Lease to Landlord shall be cumulative and in addition to and without waiver of, or in derogation of, any right or remedy given to it under any law now or hereafter in effect or in equity .

F. If Tenant shall default in the performance of any provision of this Lease on Tenant’s part to be performed (after giving account for any notice or cure period as may be provided with respect to Tenant’s performance), Landlord may perform the same for the account of Tenant and Tenant shall promptly reimburse Landlord for any expense incurred, which expenses shall be deemed to be Additional Rent.

G. It is expressly agreed that the forbearance on the part of the Landlord in the institution of any suit or entry of judgment for any part of the Rent herein reserved to the Landlord, shall in no way serve as a defense against nor prejudice a subsequent action for such Rent. The Tenant hereby expressly waives Tenant’s right to claim a merger or waiver of such subsequent action in any previous suit or in the judgment entered therein. Furthermore, it is expressly agreed that claims for liquidated Fixed Annual Rent may be regarded by the Landlord, if it so elects, as separate and independent claims capable of being separately assigned.

H. Default by Landlord. In the event of any default by Landlord under this Lease, Tenant shall promptly give written notice of such default to Landlord. Landlord agrees to use reasonable diligence to complete the cure of such default within thirty (30) days after receipt of written notice from Tenant, provided that in the event any default is of such a nature that it cannot be cured within the thirty (30) day period, Landlord shall have a reasonable time in which to complete the cure thereof. Notwithstanding the foregoing, if Landlord fails to cure, or to initiate reasonable efforts to cure, said default within a sixty (60) day period, then Tenant may either (i) elect to perform Landlord’s obligation in a commercially reasonable manner so as to cure such default and recover from Landlord the reasonable expenses incurred by Tenant completing such cure and seek reimbursement within thirty (30) days or if not paid by Landlord within said thirty (30) days, be entitled to offset Rent in the amount so expended, or (ii) elect to terminate this Lease by delivering written notice thereof to Landlord; provided, however, Tenant may elect this termination remedy only if Tenant is unable, as a result of the Landlord’s Default, to operate its business in the Premises in a commercially reasonable manner.

Section 28—LEGAL EXPENSES.

A. In the event that after notice to Tenant and expiration of any Cure Period provided for in this Lease, it shall become necessary for Landlord to employ the services of an attorney to enforce any of its right under this Lease or to collect any sums due to it under this Lease or to remedy the breach of any covenant of this Lease on the part of Tenant to be kept or performed, regardless of whether suit be brought, Tenant shall pay to Landlord such reasonable fee as shall be charged by Landlord’s attorney for such services. Should Landlord prevail in a suit brought for the recovery of possession of the Premises, or for rent or any other sum due Landlord under this Lease, or because of the default of any of Tenant’s covenants under this Lease, Tenant shall pay to Landlord all expenses of such suit and any appeal thereof, including reasonable attorneys’ fees.

B In the event that it shall become necessary for Tenant to employ the services of an attorney to judicially enforce any of its rights under this Lease or to collect any sums due to it under this Lease or to remedy the material breach of any covenant of this Lease on the part of Landlord to be kept or performed which is not corrected by Landlord within a reasonable period after written notice from Tenant to Landlord, Landlord shall pay to Tenant such reasonable fee as shall be charged by Tenant’s attorney for such services. Should Tenant prevail in a suit brought, because of the default of any of Landlord’s covenants under this Lease, Landlord shall pay to Tenant all expenses of such suit and any appeal thereof, including reasonable attorneys’ fees.

Section 29—INSURANCE

A. Property Insurance on Premises. Tenant shall keep the buildings, improvements, and equipment constituting the Premises continuously insured throughout the Lease Term (and any other period during which Tenant is in possession of the Premises), for the benefit of Landlord against loss or damage by fire and other hazards included in a standard fire insurance policy with extended coverage endorsement in an amount equal to the greater of (i) 80% of the then replacement value of the Premises with an inflation rider or (ii) the full insurable value of the Premises.

B. Liability and other coverages. Tenant agrees to maintain, throughout the Lease Term (and any other period during which Tenant is in possession of the Premises), at Tenant’s sole cost and expense, (i) comprehensive general public liability insurance in standard form against claims for bodily injury or death or property damage occurring in or upon the Premises, effective from the date Tenant enters into possession and during the term of this Lease and having a combined single limit amount of not less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) in the aggregate in primary coverage and Ten Million Dollars ($10,000,000.00) in excess liability coverage for injury to one person in one accident, occurrence or casualty, or for injuries to more than one person in one accident, occurrence or casualty; (ii) property damage insurance on Tenant’s alterations and personal property, including furniture, fixtures, and equipment located in the Premises in an amount at not less than their full insurable value, but not less than One Million Dollars ($1,000,000.00) for damage to property on any one occurrence; (iii) worker’s compensation and employer’s liability insurance in compliance with applicable legal requirements; (iv) business interruption insurance with limit of liability representing loss of at least approximately six (6) months of income ; and (v) any other form of insurance or endorsements which Landlord or any mortgagee of the Premises shall reasonably require from time to time, in form, in amounts and for risks against which are consistent with commercially reasonable terms and Tenant’s use.

C. Any insurance policies required hereunder shall name Landlord, Lender, Landlord’s property manager and service provider as an additional insured and shall provide that they may not be modified or terminated without thirty (30) days advance notice to Landlord, and Tenant shall provide a certificate of insurance to Landlord adding Landlord as an additional insured to its primary liability and excess liability policies. Tenant may provide for replacement policies through different insurers or insurance brokers from time to time, subject, however, to Tenant’s obligation to continuously maintain such insurance as provided in this subsection, and provided that such insurers meet all requirements of this provision. All insurance required to be carried by Tenant pursuant to the terms of this Lease shall be effected under policies issued by insurers permitted to do business in the State of Florida and rated in Best’s Insurance Guide, or any successor thereto (or, if there be none, an organization having a national reputation) as having a general policyholder rating of “A-” and a financial rating of at least “X”. Tenant shall furnish to Landlord within thirty (30) days from the date hereof evidence of such insurance coverage by way of a copy of the declarations page of the insurance policy signed by the underwriter, and any amendments and endorsements thereto, and a certificate of insurance clearly evidencing each of the coverages and provisions set forth in this paragraph. Upon (i) thirty (30) days prior written notice without cause or (ii) immediately upon Tenant’s default in obtaining or delivering the policy or certificate for any such insurance or Tenant’s failure to pay the charges, Landlord may procure or pay the charges for any such policy or policies and charge Tenant for such expenses as Additional Rent. The limits of insurance specified in this Section may be adjusted upward by Landlord, if consistent with commercially reasonable standards, in the event that Landlord shall determine that because of: (i) the lapse of time, (ii) any unexpected rates of inflation, (iii) the size of the Premises, (iv) the use of the Premises by Tenant or (v) for any reason similar to those specified in clauses (i) through (iv) immediately above in this paragraph, the limits specified offer inadequate protection to Landlord.

D. Tenant shall at all times during the term hereof, and at its cost and expense, maintain in effect policies of insurance covering all Alteration made by or on behalf of Tenant and Tenant’s fixtures and equipment located on the Premises, in an amount not less than their full replacement value, including any Alterations made by Tenant, in amount and with such deductibles as determined by Tenant and Landlord based upon commercially reasonable terms, providing protection against any peril included within the standard classification of “All Risk Coverage,” together with insurance against sprinkler damage, vandalism, theft and malicious mischief. The proceeds of such insurance, so long as this Lease remains in effect, shall be used to repair or replace such fixtures and equipment and Alterations so insured.

E. Landlord and Tenant waive, unless said waiver should invalidate any such insurance, their right to recover damages against each other for any reason whatsoever to the extent the damaged party recovers indemnity from its insurance carrier. Any insurance policy procured by either Tenant or Landlord which does not name the other as a named insured shall, if obtainable, contain an express waiver of any right of subrogation by the insurance company, including but not limited to Tenant’s workers’ compensation insurance carrier, against Landlord or Tenant, whichever the case may be.

F. Tenant at its expense shall comply with all requirements of the Board of Fire Underwriters, or any other similar body affecting the Premises, and shall not use the Premises in a manner which shall increase the rate of fire insurance or other insurance of Landlord or of any other tenant, over that in effect as of the Commencement Date and applicable to the Permitted Use.

G. Tenant shall provide certificates of insurance (Accord Form #27) to Landlord for all vendors and contractors authorized by Tenant to provide services for the Premises in connection with the Alterations, evidencing the general liability and workers compensation coverages of such vendors and contractors. Landlord must be added as additional insured to the general liability and excess liability policies of such vendors and contractors, and the minimum limit of liability insurance for such vendors and contractors shall be One Million Dollars ($1,000,000.00) and the minimum limit of excess liability coverage for such vendors and contractors shall be Two Million Dollars ($2,000,000.00).

Section 30—INDEMNIFICATION OF LANDLORD. Tenant shall not do or permit any act or thing to be done in, on or about the Premises, the Building or the Project that may subject Landlord to any liability or responsibility for injury, damage to persons or property or to any liability by reason of the existence or application of, compliance with or violation of any Requirement, but shall exercise such control over the Premises as to protect the Landlord fully against any such liability and responsibility. Tenant shall indemnify and save harmless the Landlord from and against (a) all claims of whatever nature against the Landlord arising from any negligent act or omission of Tenant, its employees, customers, invitees, vendors, or persons within Tenant’s control, (b) all claims against the Landlord arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring in or about the Premises during the Term or during Tenant’s occupancy of the Premises, (c) all claims against the Landlord arising from any accident, injury or damage occurring outside of the Premises but anywhere within or about the Premises, Building or the Project, where such accident, injury or damage results or is claimed to have resulted from a negligent act or omission of Tenant, its employees, customers, invitees, vendors, or persons within Tenant’s control, and (d) any breach, violation or non-performance of any covenant, condition or agreement contained in this Lease to be fulfilled, kept, observed and performed by Tenant. This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses of any kind or nature (including, without limitation, attorneys’ fees and disbursements), including those arising from the Landlord’s negligence, (but excluding Landlord’s gross negligence and/or willful misconduct), incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof.

If any claim, action or proceeding is made or brought against the Landlord, against which claim, action or proceeding Tenant is obligated to indemnify Landlord pursuant to the terms of this Lease, then, upon demand by the Landlord, Tenant, at its sole cost and expense, shall resist or defend such claim, action or proceeding in the Landlord’s name, if necessary, by such attorneys as the Landlord may select, including, without limitation, attorneys for the Landlord’s insurer. Notwithstanding the foregoing, if such attorneys shall be defending both Tenant or any persons within Tenant’s control and Landlord, the Landlord may retain its own attorneys to defend or assist in defending any claim, action or proceeding, and Tenant shall pay the reasonable fees and disbursements of such attorneys. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

Section 31—END OF TERM At the expiration of this Lease, Tenant shall peaceably give up and surrender the Premises (including any alterations and additions made by Tenant or Landlord to the Premises during the Term) to Landlord, broom clean and in good order, repair and condition, excepting only reasonable wear and tear, damage by casualty or condemnation and other causes beyond Tenant’s reasonable control, and damage that is Landlord’s responsibility to repair hereunder, provided that Tenant shall, at Landlord’s option (unless Landlord shall have agreed at the time of approval of such alterations that removal would not be required) remove any alterations and additions made to the Premises during the Lease Term by Tenant (or by Landlord on Tenant’s behalf) and Tenant shall remove all personal property and trade fixtures of Tenant from the Premises at the termination of this Lease. Unless Landlord provides written notice prior to approval of the Fitout that Landlord reserves the right to require Tenant to remove any portion of such Fitout as a condition to its approval, all Fitout shall be surrendered with the Premises at the end of the Term and Tenant shall not be required to remove same nor shall Tenant have the right to remove same. Should Tenant fail to remove any of its trade fixtures, whether permanently attached or not, and other personalty, Landlord may have them removed and disposed of in any manner permitted by Legal Requirements at the risk of Tenant; the expense of such removal, disposal and repair necessitated by such removal shall be borne by Tenant or reimbursed by Tenant to Landlord. If Tenant remains in possession of the Premises after the expiration or sooner termination of this Lease, then in the absence of an agreement in writing between the Parties, Tenant shall be deemed a tenant at sufferance. Tenant shall indemnify, defend and save Landlord harmless against all costs, claims, loss or liability resulting from delay by Tenant in so surrendering the Premises, including, without limitation, any claims made by any succeeding tenant founded on such delay. The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant timely to surrender possession of the Premises as aforesaid will be substantial, will exceed the amount of the Fixed Annual Rent theretofore payable hereunder, and accurate measurement will be impossible. Tenant therefore agrees that if possession of the Premises is not surrendered to Landlord on the date of the expiration or sooner termination of this Lease, then, unless Landlord shall have consented to Tenant’s holding over, Tenant shall pay Landlord as liquidated damages for each month and for each portion of any month prorated on a daily basis, during which Tenant holds over in the Premises after expiration or termination of the term of this Lease without consent, a sum equal to one hundred fifty percent (150%) of the Fixed Annual Rent and Additional Rent which was payable per month under this Lease during the last month of the terms thereof. The aforesaid provision of this Section shall survive the expiration or sooner termination of this Lease.

Section 32—SIGNS. Tenant shall not place any signs or other advertising matter or material on the exterior of the Building, anywhere upon the Common Areas, or in any portion of the interior of the Premises which is visible beyond the Premises (except for Tenant’s name and logo in the Tenant’s reception area inside the Premises), without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Landlord conceptually approved Tenant’s installation of one sign on the south side of the Building with Tenant’s identifying logo or other identification, subject to Landlord’s approval as to size, installation and design. Any lettering or signs placed on the interior of said Building shall be for directional purposes only, and such signs and lettering shall be of a type, kind, character and description first approved by Landlord.

Section 33—NOTICES. All notices, demands or other writings in this Lease provided to be given, made or sent by either party hereto to the other shall be deemed to have been fully given, if made in writing and delivered in person or by public courier (or any nationally recognized overnight delivery service such as Fed Ex or UPS) or deposited in the United States mail certified or registered, return receipt requested and postage prepaid and addressed to the parties at their respective post office addresses, as listed in Summary Section 1Y. and Section 1Z. hereof, or with respect to Tenant, at the Premises. The address to which any notice, demand or other writing may be given, made or sent to either party may be changed by written notice given by such party as above provided.

Section 34—NON-WAIVER. No references to any specific right or remedy shall preclude either party from exercising any other right or from having any other remedy or from maintaining any action to which it may otherwise be entitled at law or in equity. The failure of, or delay by, either party in one or more instances to insist upon strict performance or observance of one or more of the covenants or conditions hereof or to exercise any remedy, privilege or option reserved to either party, shall not be construed as a waiver of such covenant or condition or of the right to enforce the same or to exercise such privilege, option or remedy. The receipt by Landlord of Rent or any other payment required to be made by Tenant, or any part thereof, shall not be a waiver of any other Additional Rent or payment then due, nor shall such receipt, though with knowledge of the breach of any covenant or condition hereof, operate as or be deemed a waiver by Landlord of any of the provisions hereof, or of any of Landlord’s rights, remedies, privileges or options hereunder. No waiver by Landlord of any breach by Tenant under this Lease or any breach by any other tenant under any other lease of any portion of the Building shall affect or alter this Lease in any way whatsoever. Any such waiver must be in writing and signed by Landlord. No act or omission of Landlord or its agents shall constitute an actual or constructive eviction, unless Landlord shall have first received written notice of Tenant’s claim and shall have had a reasonable opportunity to remedy to such claim.

Section 35—SUBORDINATION AND ATTORNMENT. Tenant hereby subordinates its rights hereunder to the lien of any ground or underlying leases, any mortgage or mortgages, or the lien resulting from any other method of financing or refinancing, now or hereafter in force against the property or Park of which the Premises are a part, upon the Common Areas and any buildings hereafter placed upon the Property of which the Premises are a part, and to all advances made or hereafter to be made upon the security thereof; provided that the holder thereof executes a commercially reasonable non-disturbance agreement providing that this Lease shall not terminate as long as Tenant is not in default under this Lease, in the event of the foreclosure of such lien, or any conveyance in lieu thereof and that Tenant’s rights under this Lease shall continue in full force and effect and its possession shall be undisturbed, except in accordance with the provisions of this Lease. Except as provided above, this Section shall be self-operative and no further instrument of subordination shall be required by any mortgagee, but Tenant agrees upon request of Landlord, from time to time, to promptly execute and deliver any and all documents evidencing such subordination, and failure to do so (following any applicable notice and cure period hereunder) shall constitute a default under this Lease. In the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any mortgage made by Landlord covering the Premises or Common Areas, or in the event a deed is given in lieu of foreclosure of any such mortgage, Tenant shall attorn to the purchaser, or grantee in lieu of foreclosure, upon any such foreclosure or sale and recognize such purchaser, or grantee in lieu of foreclosure, as Landlord under this Lease and said party shall assume the obligations of Landlord provided that Tenant’s occupancy hereunder shall not be disturbed.

Section 36—ESTOPPEL CERTIFICATES. From time to time, Tenant, within ten (10) days after written request by Landlord, will deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there shall have been modification, that the same is in full force and effect as modified and stating the modification), the dates to which rent and other charges have been paid and stating whether or not the Landlord is in default in performance of any covenant, agreement, or condition contained in this Lease and, if so, specifying each such default of which Tenant may have knowledge, and such additional information as any mortgagee or purchaser of the Project may require. The failure of Tenant to execute, acknowledge and deliver to the Landlord a statement in accordance with the provisions of this Section within said ten (10) day period and within an additional five (5) days after notice of such failure, shall constitute an acknowledgment by the Tenant, which may be relied on by any person holding or proposing to acquire an interest in the Project or any party thereof or the Premises or this Lease from or through the other party, that this Lease is unmodified and in full force and effect and shall constitute, as to any person entitled as aforesaid to rely upon such statements, waiver of any defaults which may exist prior to the date of such notice. It is agreed that nothing contained in the provisions of this Section shall constitute waiver by Landlord of any default in payment of rent or other charges existing as of the date of such notice and, unless expressly consented to in writing by Landlord, and Tenant shall still remain liable for the same.

Section 37—RULES AND REGULATIONS. Tenant agrees to fully comply with all rules and regulations shown in Exhibit G attached hereto and by this reference incorporated herein, and such amendments or revisions as shall be uniformly applied to all occupants of the Park from time to time during the Lease term; provided the same do not unreasonably affect Tenant’s rights and obligations under this Lease in any materially negative way, including use of the Premises for the Permitted Use.

Section 38—BROKER. Each Party represents and warrants to the other that it has neither consulted nor negotiated with any broker or finder with respect to the Premises other than Avison Young and CBRE Boston with respect to Tenant, and such representing Party agrees to indemnify, defend and save the other Party harmless from and against any claims for fees or commissions from anyone with whom such representing Party has dealt in connection with the Premises or this Lease, including without limitation any attorney’s fees incurred by the other Party in connection with said claims. Brokerage commissions shall be paid to Avison Young and CBRE Boston by Landlord per separate agreement between Concept Development, Inc and such parties.

Section 39—SUCCESSORS AND ASSIGNS. All rights and liabilities herein given to, or imposed upon, the respective parties hereto shall extend to and bind the several respective heirs, executors, administrators, successors, and permitted assigns of the said parties; and if there shall be more than one Tenant, they shall be bound jointly and severally by the terms, covenants and agreements herein. No rights, however, shall inure to the benefit of any assignee of Tenant unless the assignment to such assignee has been approved by Landlord in writing as provided herein. Nothing contained in this Lease shall in any manner restrict Landlord’s right to assign or encumber this Lease and, in the event Landlord sells its interest in the Building and the purchaser expressly assumes in writing Landlord’s obligations and covenants in this Lease, Landlord shall thereupon be relieved of all further obligations hereunder.

Section 40—NO RECORDING; MEMORANDUM OF LEASE. This Lease shall not be recorded; however, a memorandum of this Lease shall be executed, in recordable form, by both parties concurrently with their execution of this Lease and recorded by Landlord, at Landlord’s expense, with the Clerk of Circuit Court of Alachua County, Florida. The Parties agree to execute and record a modification of such memorandum to establish the actual Commencement Date and Expiration Date of this Lease, as applicable. Such memorandum of this Lease shall include, without limitation, a statement of the Term, Renewal Terms, Commencement Date, Expiration Date, the Purchase Option (as herein defined) and the Right of First Refusal (as herein defined).

Section 41—PARKING. Subject to Section 60 below, Tenant shall have the exclusive use of the driveways and footways and all parking areas located on the Premises, which shall contain no less than 47 spaces for Tenant’s use. Landlord shall not be liable for any loss, damage, theft or injury occurring to person or property within the parking areas of the Building or Park.

Section 42—CONSTRUCTION OF LANGUAGE. The terms “Lease”, “Lease Agreement” or “Agreement” shall be inclusive of each other, and shall include renewals, extensions or modifications of this Lease.The word “Tenant” shall be deemed and taken to mean each and every person or party mentioned as a Tenant herein, and the permitted sublessees, assigns and successors thereof. The use of the neuter singular pronoun to refer to Landlord or Tenant shall be deemed a proper reference even though Landlord or Tenant may be an individual, a partnership, a corporation, or a group of two or more individuals or corporations. The necessary grammatical changes required to make the provisions of this Lease apply in the plural sense where there is more than one Landlord or Tenant and to either corporations, associations, partnerships, or individuals, males or females, shall in all instances be assumed as though in each case fully expressed.

Section 43—CAPTIONS AND SECTION NUMBERS. The captions, section numbers, and article numbers appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such sections or articles of this Lease nor in any way affect this Lease.

Section 44—LANDLORD’S CONSENT. Except as otherwise expressly stated in this Lease, any consent or approval required to be obtained from Landlord may be granted by Landlord in its sole discretion. In any instance in which Landlord agrees not to act unreasonably, Tenant hereby waives any claim for damages against or liability of Landlord which is based upon a claim that Landlord has unreasonably withheld or unreasonably delayed any consent or approval requested by Tenant, and Tenant agrees that its sole remedy shall be an action or proceeding to enforce any declaratory judgment. If with respect to any required consent or approval Landlord is required by the express provisions of this Lease not to unreasonably withhold or delay its consent or approval, and if it is determined in any such proceeding referred to in the preceding sentence that Landlord acted unreasonably, the requested consent or approval shall be deemed to have been granted; however, Landlord shall have no liability whatsoever to Tenant for its refusal or failure to give such consent or approval. Tenant’s sole remedy for Landlord’s unreasonably withholding or delaying, consent or approval shall be as provided in this Section.

Section 45—LIABILITY OF LANDLORD. Tenant shall look solely to the estate and property of Landlord in the land and building improvements comprising the Project for the collection of any judgment, or in connection with any other judicial process, requiring the payment of money by Landlord in the event of any default by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed and performed by Landlord, including without limitation any and all policies of insurance maintained in connection with Landlord’s ownership, operation and construction of the Project, and no other property or estates of Landlord shall be subject to levy, execution or other enforcement procedures for the satisfaction of Tenant’s remedies and rights under this Lease. The word “Landlord” as used in this Lease shall mean only the owner from time to time of Landlord’s interest in this Lease. In the event of any assignment of Landlord’s interest in this Lease, the assignor shall no longer be liable for the performance or observation of any agreements or conditions on the part of Landlord to be performed or observed accruing after the effective date of such assignment.

Section 46—TIME OF ESSENCE. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

Section 47—ACCORD AND SATISFACTION. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated to be paid shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided herein or by law. No acceptance of any Rent by Landlord shall constitute a waiver by Landlord of any prior or subsequent default of Tenant, notwithstanding any knowledge of such default by Landlord at the time of receipt of such Rent.

Section 48—ENTIRE AGREEMENT. The Exhibits attached to this Lease and the terms and conditions set forth therein are incorporated in this Lease as if fully set forth herein. This Lease and such Exhibits constitute all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Premises and the Park and there are no covenants, promises, conditions or understandings, either oral or written, between them other than are herein set forth. Neither Landlord nor Landlord’s agents have made nor shall be bound to any representations with respect to the Premises, the Park or the Common Areas except as expressly set forth in this Lease and such Exhibits, and all representations, either oral or written, shall be deemed to be merged into this Lease and such Exhibits. Except as herein otherwise provided, no subsequent alteration, change or addition to this Lease or such Exhibits shall be binding upon Landlord or Tenant unless reduced to writing and signed by both Landlord and Tenant.

Section 49—TENANT’S AUTHORITY AND FINANCIAL REPORTING. Tenant represents and warrants that Tenant maintains its good standing with the State of its incorporation, and has been and is qualified to do business in the state in which the Park is located, that the corporation has full right and authority to enter into this Lease, and that all persons signing on behalf of the corporation sign only in their official capacity and not personally, but said persons were authorized to do so by appropriate corporate actions. Tenant agrees to furnish promptly upon request a corporate resolution, proof of due authorization by directors, or other appropriate documentation evidencing the due authorization of Tenant to enter into this Lease.

In addition to the forgoing, in the event that Tenant shall cease to be a publicly traded company, or if Tenant’s financial information is no longer publicly available, Tenant further agrees that Tenant will deliver or cause to be delivered to Landlord such financial statements, tax returns, and information as may be requested by Landlord from time to time, including, without limitation, the following:

(i) Annual Reports: Within one hundred twenty (120) days after the end of each calendar year, a profit and loss statement and financial statement of Tenant and each guarantor for such year, and a balance sheet as of the end of such year, in a form reasonably satisfactory to Landlord. Tenant agrees to provide to Landlord an update or amendment to such information when reasonably requested by Landlord, which shall include execution of such certification statements as may be requested by Landlord or any lender to Landlord.

(ii) Tax Returns: Within thirty (30) days after filing, but in any case within ninety (90) days of the standard filing date, including any applicable extensions thereof, copies of all federal and state, as appropriate, income tax returns on Tenant and guarantor, including all schedules and accompanying materials, each prepared by a certified public accountant reasonably acceptable to Landlord.

(iii) All financial statements must be prepared in accordance with generally accepted accounting principles consistently applied, include balance sheets, income information, contingent liabilities, and be in form and content acceptable to Landlord.

(iv) All financial statements shall be (a) utilized solely for the purposes of this Lease and the underwriting of Landlord’s loan for the Premises, and (b) subject to strict confidentiality. Any party entitled to review such statements shall be likewise subject to strict confidentiality.

Section 50—NO PARTNERSHIP. Landlord does not, in any way or for any purpose, become a partner of Tenant in the conduct of its business, or otherwise, or joint adventurer or a member of a joint enterprise with Tenant, nor does anything in this Lease confer any interest in Landlord in the conduct Tenant’s business. Nothing contained herein shall be deemed or construed by the parties hereto, or by any third party, as creating the relationship of principal and agent, or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent nor any other provision contained herein, nor any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of landlord and tenant.

Section 51—PARTIAL INVALIDITY. If any term, covenant or condition of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and enforceable to the fullest extent permitted by law.

Section 52—RADON DISCLOSURE. In accordance with the requirements of Florida Statutes Section 404.056(6), the following notice is hereby given:

RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon testing may be obtained from your county public health unit.

Section 53—CONFIDENTIALITY. Text intentionally Deleted

Section 54—EFFECT OF DELIVERY OF LEASE. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review and execution only and the delivery hereof does not constitute an offer to Tenant or an option to lease the Premises. This Lease shall not be effective until a copy executed by both Landlord and Tenant is delivered to Tenant.

Section 55—GOVERNING LAW. This Lease shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.

Section 56—WAIVERS BY TENANT. Tenant expressly waives any rights it may have in the selection of venue in the event of suit by or against Landlord, it being understood that the venue of such suit shall be in Alachua County, Florida.

Section 57—WAIVER OF JURY TRIAL. Landlord and Tenant shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, whether during or after the Term, or for the enforcement of any remedy under any statute, emergency or otherwise. The foregoing waiver is made knowingly, voluntarily and intentionally by the parties. If Landlord shall commence any summary proceeding against Tenant, Tenant shall not interpose any counterclaim of whatever nature or description in any such proceeding (unless failure to impose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim), and shall not seek to consolidate such proceeding with any other action which may have been or shall be brought in any other court by Tenant or Landlord.

Section 58—SECURITY DEPOSIT. No Security Deposit is being required by Landlord at the initial execution of this Lease. However, in the event that the Tenant shall be in default hereunder that is continuing beyond any applicable grace or cure period, then Landlord may require that the Tenant post a Security Deposit not exceeding three (3) months’ base rent and Tenant’s share of Additional Rent with Landlord as a condition to cure of such default.In such instance, Tenant shall make such deposit within ten (10) days of written demand by Landlord. Said Security Deposit shall be held by Landlord, and Tenant’s obligation to pay said Security Deposit is Additional Rent hereunder. Said Security Deposit may be commingled with other funds of Landlord and transferred out of state, and Landlord shall have no liability for the accrual or payment of any interest thereon. If at any time during the term of this Lease any of the rent herein reserved shall be overdue and unpaid, or any other sum payable by Tenant to Landlord hereunder shall be overdue and unpaid, then Landlord may, at the option of Landlord, appropriate and apply all or any portion of said Security Deposit to the payment of any such overdue rent or other sum. In the event of the failure of Tenant to keep and perform any of the terms, covenants and conditions of this Lease to be kept and performed by Tenant, then Landlord, at its option, may appropriate and apply said Security Deposit, or so much thereof as Landlord may deem necessary, to compensate Landlord for all loss or damage sustained or suffered by Landlord due to such default or failure on the part of Tenant. Should the entire Security Deposit, or any portion thereof, be appropriated and applied by Landlord for the payment of overdue Fixed Annual Rent or Additional Rent or other sums due and payable by Tenant hereunder, then Tenant shall, upon the demand of Landlord, forthwith remit to Landlord a sufficient amount in cash to restore said security to the original sum deposited, and Tenant’s failure to do so within five (5) days after receipt of such demand shall constitute a default of this Lease. Should Tenant comply with all of said terms, covenants and conditions and promptly pay all of the Fixed Annual Rent and Additional Rent herein provided for as it falls due, and all other sums payable by Tenant to Landlord hereunder, the said Security Deposit shall be returned in full to Tenant at the end of the term of this Lease, or upon the earlier termination hereof. Landlord may deliver the Security Deposit to the purchaser of Landlord’s interest in the Premises, in the event that such interest be sold, and thereupon Landlord shall be discharged from any further liability with respect to such Security Deposit. No mortgagee acquiring title to the Premises by foreclosure or deed in lieu of foreclosure shall be responsible for the return of any Security Deposit not received by it.

Section 59—SECURITY INTEREST. Except for the specific equipment and personal property of Tenant described on Exhibit “H” attached hereto (the “Excluded Assets”), Tenant hereby grants to Landlord a lien and security interest on all property owned by Tenant now or hereafter placed in or upon the Premises, and such property shall be and remain subject to such lien and security interest of Landlord for payment of all rent and other sums agreed to be paid by Tenant herein. The provisions of this paragraph relating to such lien and security interest shall constitute a security agreement under and subject to the Uniform Commercial Code of the State of Florida so that Landlord shall have and may enforce a security interest on all property of Tenant now or hereafter placed in or on the Premises, in addition to and cumulative of the Landlord’s liens and rights provided by law or by the other terms and provisions of this Lease. Tenant hereby appoints

Landlord as its attorney-in-fact to execute any financing statement Landlord deems prudent to perfect the security interest granted hereby and such other documents as Landlord may now or hereafter require in order to protect or further perfect Landlord’s security interest. Within thirty (30) days following Tenant’s request and provided that Tenant is not then in default under this Lease beyond any applicable cure period, Landlord will execute and deliver to Tenant a subordination agreement (in a form reasonably satisfactory to counsel for Landlord and Tenant) whereby Landlord subordinates its security interest in Tenant’s personal property, trade fixtures, and movable equipment existing in the Premises (or to be located in the Premises) other than (i) any such personal property, trade fixtures or equipment which would constitute fixtures under applicable law (ii) any personal property, trade fixtures or equipment funded by Landlord, to the lien of any lender of Tenant, which lender is not affiliated with Tenant and that is providing inventory, equipment, or operating-capital financing. For purposes of clarification, Tenant acknowledges that Landlord shall not consent to any additional security interest or subordinate its security interest in any personal property which may otherwise constitute fixtures under applicable law.

SECTION 60—EXPANSION. Prior to the expiration of the fifth (5th) anniversary of the Commencement Date, and provided that Tenant has not been in default hereunder beyond any applicable notice and cure periods, Tenant shall have the right to request that Landlord construct an additional space of approximately 21,250 immediately adjacent to and incorporated into the Premises as an expansion of the existing Building. Such right shall be subject to Landlord’s ability to comply with all legal requirements necessary for such expansion, and the amendment to this Lease on terms and conditions acceptable to Landlord and Tenant, which shall address term, rents, buildout, Tenant contribution and other material terms and conditions. The parties agree to act in good faith to complete the negotiation of such amendment and construction of the expansion space. Landlord agrees that notwithstanding any term or condition herein to the contrary, except for any expansion to serve Tenant, Landlord shall not undertake any expansion of the Building or any additional buildings on the Premises prior to the expiration of the fifth anniversary of the Commencement Date hereunder.

(END OF TEXT ON THIS PAGE. SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, Tenant and Landlord have executed this Lease as of the Effective Date.

TENANT:

APPLIED GENETIC TECHNOLOGIES CORPORATION,
a Delaware corporation

By:
Name: Susan Washer
Its: Chief Executive Officer

LANDLORD:

ALACHUA FOUNDATION PARK HOLDING COMPANY II, LLC,
a Florida limited liability company

By:
Name: Brian Crawford
Its: Manager

Schedule of Attachments:

Consent and Joinder of Expansion Owner

Exhibit A – Site Plan

Exhibit B-1 – Fixed Cost and Base Building Specifications

Exhibit B-2 – Landlord’s Work

Exhibit C – Schedule of Fixed Annual Rent

Exhibit D – reserved

Exhibit E – Schedule of Plans and Specifications

Exhibit F – Fitout Cost (pro forma)

Exhibit G – Park Rules and Regulations

Exhibit H – Tenant’s Excluded Assets

EXHIBIT A – SITE PLAN

EXHIBIT B-1 – FIXED COST AND BASE BUILDING SPECIFICATIONS

In order to expedite the commencement of construction of the Premises the Base Building has been budgeted based on the acquisition and development according to the plans and specifications for a similar facility constructed by Landlord or an affiliated entity. The Base Building which includes the vacant unimproved land, building shell, site work, infrastructure, and landscaping shall be based on the plans and specifications specified herein. Upon completion of the final Plans and Specifications for the Premises the Landlord and Tenant will compare the specifications outlined in this section to the final Plans and Specifications. Any variance between the documents in Exhibit B-1 reducing the Fixed Cost shall result in a credit which shall be applied to the Fitout Cost. Likewise, variance resulting in an overage shall increase the Fitout Cost.

Landlord shall provide the Base Building as a Fixed Cost at Landlord’s risk in form consistent with plans and specifications attached hereto via reference. Variances shall be permitted as mutually agreed by Landlord and Tenant set forth herein. Fixed Costs shall include:

•	Vacant unimproved land

•	All site development, infrastructure, and entitlements.

•	Architectural / civil design for the building shell and infrastructure.

•	All exterior windows, doors, and storefronts

•	All exterior insulation.

•	Building shell.

•

The Building will be delivered with dirt floor to allow for ease of under slab rough for Tenant Fitout. Landlord will increase the Tenant Improvement Allowance to account for Landlord’s cost of a typical 4 inch slab, unless otherwise agreed.

•	The Premises will be delivered with improved parking for 47 parking spaces.

•	The parties acknowledge that the Base Building shall not include a back-up generator, and any requested back-up generator shall be paid from Tenant’s Fitout Costs

•

Landlord shall pay for the cost of bringing primary electrical service to the Building. The sizing and specifications of the services provided as part of the base building shall be consistent with that of Foundation Park Building I.

In the absence of final plans and specifications the plans and specifications for Foundation Park Building I shall act as the standard guideline for Base Building components subject to the limitations provided in this section.

The Plans and Specifications are incorporated by reference herein.

EXHIBIT B-2 – LANDLORD’S WORK

Capitalized Terms not otherwise expressly defined in this Exhibit B-2 shall have the meanings assigned to such terms in the Lease.

1. Landlord’s Work Generally. Landlord shall, at Landlord’s expense, subject to Allowances and costs as a result of changes to the Base Building / Fixed Costs referenced in Exhibit B-1, perform Landlord’s Work in accordance with the Plans and Specifications, or if not otherwise specified in the Plans and Specifications. Landlord agrees that the Building shall be located so as not to violate any easement or other right of record as contained within Landlord’s title insurance policy or otherwise actually known to Landlord. Landlord shall bear all costs and expenses of Landlord’s Work, subject however, to Tenant’s obligation to fund Tenant’s Cost Contribution.

2. Plans and Specifications.

a. Landlord’s Work shall be completed in accordance with Plans and Specifications as described in the Lease. A conceptual plan with a basic layout is attached to this Schedule B-2 and is incorporated herein by reference. While subject to likely further revision by the parties, such preliminary plan presently serves as a basic layout acceptable to the parties. The cost associated with the preparation of the Plans and Specifications for the Building shell, geotechnical investigations and site plans shall be deemed a part of the Base Building and Landlord’s Fixed Cost, all other design expenses shall be deemed a part of the Fitout Cost. Any further expenses associated with modifications to the Plans and Specifications to allow consistency with the Fitout Cost as described in the Lease, including the contract price for the Landlord’s Work as agreed by Landlord’s contractor, Concept Construction of North Florida, Inc. dba Theory Construction (“Landlord’s Contractor”), and compliance with Legal Requirements and Nondiscretionary Change Orders, shall also be deemed a part of the Fitout Cost.As to any clean rooms included in the Plans, Landlord agrees that Tenant may request to have Whiting Turner provide construction services for such portion of the Premises, subject to agreement of Landlord and Tenant, and with the understanding that Landlord may require a performance and payment bond from Whiting Turner, the cost of which shall be subtracted from the Fitout Allowance.

b. Within fifteen (15) days following Landlord’s submittal of the final Plans and Specifications to Tenant for review, Tenant shall provide written notice to Landlord of Tenant’s approval of the Plans and Specifications, or of any objections that Tenant may have to the Plans and Specifications, stated in sufficient detail so as to allow necessary modification by Landlord. Once accepted by Tenant and Landlord in final form, the Plans and Specifications may be modified only with Landlord’s and Tenant’s written approval, and Tenant shall be liable for any additional costs incurred as a result of any such change unless such change was requested by, or due to acts or omissions of, Landlord. Should Tenant fail within the time period specified in this Section to either (i) approve the Plans and Specifications to Landlord or (ii) make any reasonable modifications to same and resubmit to Landlord as so specified, then such failure shall be construed as an acceptance of the Plans and Specifications.

c. In conjunction with Landlord’s review of the Plans and Specifications, Landlord shall advise Tenant of any special material, finish or fixture requested by Tenant that will result in a delay in Landlord’s construction schedule beyond the Anticipated Commencement Date. In such event, Tenant shall either modify its specifications so as not to delay construction or be deemed to have accepted responsibility for any resulting delay. Prior to final approval of the Plans and Specification, the parties shall cooperate to identify any potential cost-saving measures, which may include alternative materials, equipment or fixturing; provided that if such alternatives are expected to delay completion of the Project, any such delays shall extend the Commencement Date, Anticipated Commencement Date and Outside Commencement Date hereunder. The foregoing efforts by Landlord and Tenant shall include, without limitation, special attention to the methods and materials proposed for concrete sub-flooring as necessary or appropriate to allow installation of flooring materials per the Plans and Specifications or as otherwise determined by Landlord and Tenant upon evaluation of costs and time factors.

d. The parties acknowledge that based upon current market conditions, there may be unavailability of certain supplies, materials or equipment. Landlord shall undertake to obtain such supplies, materials or equipment as may be specified in the Plans and Specifications. However, in the event that such requested supplies, materials or equipment either (i) materially increase the cost of the Base Building or (ii) result in a delay in completion of the Project, then Landlord shall present reasonable substitutes so as to minimize any cost overruns or delays in the Completion Date. In the event that Tenant shall not approve such substitutes, then any cost increase shall be deemed a Tenant expense, increasing Tenant’s Contribution and any delay resulting from the delays in receiving Tenant’s preferred supplies, materials or equipment shall be deemed a Tenant Delay hereunder.

3. Bid Procedure as to Allowance and Fitout (including any Tenant Contribution). Within thirty (30) days after receipt of the final completed Plans and Specifications, Landlord will procure a bid from Landlord’s Contractor, which shall reflect any value engineering or potential costs savings recommended by Landlord’s Contractor, to be reviewed by Landlord and Tenant with respect to performance of that portion of the Landlord’s Work referred to as the Fitout Cost. The bid submitted by Landlord’s Contractor shall be based upon the estimated cost of the Landlord’s Work plus reasonable overhead and profit based on industry standards for the project size and scope. Landlord will provide Tenant a true and correct copy of Landlord’s Contractor’s detailed list of the cost of Landlord’s Work. Once the final plans and specifications have been agreed to and any applicable bids received, Landlord will prepare a final Fitout Cost for approval by Tenant. Once approved, such Fitout Cost shall govern the obligation of the parties as to Allowance and Tenant Contribution, subject to Change Orders as set forth below or as required by the Lease. The Parties acknowledge that time is of the essence for this project. As such, there may be some major scopes of work that, for time’s sake, requires early selection of qualified and fair contractors without competitively bidding the scope. This may be done by mutual agreement.

4. Change Orders.

a. If Tenant requires a change in the Landlord’s Work as set forth in the Plans and Specifications, other than due to acts or omissions of Landlord, then Tenant may request that Landlord provide to Tenant information regarding the feasibility, cost, and time delay, if any (a “Change Order Proposal”), associated with any modification, addition, change, or deletion to the scope of the Landlord’s Work. Tenant shall be responsible for any and all delays necessitated by any halting or pacing of the Landlord’s Work to allow for preparation of such Change Order Proposal and implementation of the change in the Landlord’s Work. Further, Tenant shall pay for the costs, if any, incurred with respect to obtaining and furnishing such Change Order Proposal including, but not limited to, costs related to obtaining governmental approvals, architectural/engineering fees, subcontractor costs and costs of materials.

b. Tenant shall review such Change Order Proposal and Tenant shall promptly approve or disapprove such information in writing. Landlord’s Contractor’s designee shall only implement changes to the scope of the Landlord’s Work that are specifically authorized in writing by Landlord and Tenant. Tenant shall be responsible for the cost to implement or complete any Change Order or Change Order Proposal, or any delay(s) and/or increase in the cost of the improvements to the Premises resulting from changes to the scope of the Landlord’s Work. NO CHANGE ORDERS SHALL BE EFFECTIVE UNLESS SIGNED BOTH BY LANDLORD AND TENANT, AND ACKNOWLEDGED BY LANDLORD’S CONTRACTOR. As a condition to its obligation to perform any Change Order, Tenant shall reimburse Landlord for the cost to complete such Change Order to the extent that it results in an increase in the Tenant’s Cost Contribution, and shall deposit with the Escrow Agent, the amount necessary to implement and construct the construction or material changes as reflected in such Change Order. Tenant’s failure to pay all of such costs within ten (10) days after execution of such Change Order shall, at Landlord’s option, terminate the force and effect of such Change Order.In the event of such election to terminate, Tenant shall nonetheless be responsible for the reimbursement to Landlord for the cost to complete and prepare such Change Order.

5. Contractor(s); Permits. Landlord shall use Landlord’s Contractor and shall obtain all licenses, permits and approvals in compliance with applicable Legal Requirements to commence and diligently prosecute to completion Landlord’s Work. Landlord agrees that it shall make application for necessary permits within fifteen (15) days of: (i) receipt of all final approvals from Tenant as to the Plans and Specifications and Tenant Fitout Costs, and (ii) payment of any Tenant Contribution as may be required, and shall diligently pursue issuance of such permits thereafter.

6. Punchlist Items. Following completion of the Project to a condition of Substantially Ready for Occupancy and not later than three (3) days prior to the Commencement Date, Landlord’s Contractor, Landlord and Tenant shall perform a walk-through of the Premises to identify and agree upon any “punchlist” or insubstantial details of construction, decoration, or mechanical adjustment remaining to be performed, completed, repaired, or adjusted (based upon construction standards prevailing in Alachua County for similar property). Landlord thereafter shall diligently continue Landlord’s Work to final completion of the Project to address all such identified punchlist items not later than thirty (30) days following the Commencement Date. The existence of such punchlist items shall not in any event constitute a basis for postponing the Commencement Date or the accrual of rent pursuant to the Lease, provided, however, that none of the punchlist items would materially interfere with Tenant’s ability to open for and conduct its business.

7. Warranties. Upon final completion of Landlord’s Work, Landlord shall cause Landlord’s Contractor to issue: (i) a three (3) year warranty on all patent defects, (ii) a five (5) year warranty on all latent defects, and (iii) a ten (10) year warranty on the roof, foundation and structure, or in each case for such longer period(s) as may be required under Florida law. All warranties provided by Landlord’s Contractor, its subcontractors and providers of the roofing, heating, ventilation and air conditioning systems and the other fixtures and equipment specified in the Plans and Specifications shall be expressly assignable to Tenant, and shall be assigned to Tenant, to the extent that Tenant is obligated to repair or replace the applicable component of the Premises in accordance with the terms of the Lease, or if Tenant acquires title to the Premises pursuant to any option available to Tenant in accordance with the terms of the Lease. In addition, Landlord represents and warrants that (a) the Landlord’s Work will (i) conform to the Plans and Specifications in all material respects, and (ii) be of good material and workmanship and free from defects; and (b) all Landlord’s Work will delivered shall be free from liens and encumbrances except in favor of Lender; and (c) all Landlord’s Work performed under this Lease will be performed in a workmanlike manner in accordance with all applicable laws, rules and regulations.

8. All amounts in excess of Allowance and Base Building necessary for completion of the Building in accordance with the Plans and Specifications and any Change Order shall be paid by Tenant as Tenant’s Cost Contribution. Unless otherwise agreed by the parties in writing, Tenant’s Cost Contribution shall be funded to Landlord by Tenant no later than ten (10) days after determination of a Tenant Cost Contribution. Landlord agrees that Tenant’s funds shall not be disbursed for construction until such time as Allowance Costs have been disbursed for the payment of the Fitout Cost.

9. Management of Allowance (including Tenant’s Cost Contribution). Landlord’s Allowance shall be subject to the following account and expenditure management terms and conditions, to be exercised by each of Landlord and Tenant on a commercially reasonable good faith basis:

a.If Landlord shall request an Additional Tenant Cost Contribution, at Tenant’s reasonable request, Landlord shall provide Tenant with a copy of an account ledger showing amounts paid (or to be paid) under the Allowance and the Tenant Cost Contribution.

b. Landlord shall maintain a record of Tenant’s proposed specifications for interior build-out materials, equipment or fixturing, and provide Tenant with reasonable cost estimates of such specifications in advance of Tenant’s approval or Change Order for such specified items

c. During all phases of construction, Landlord shall allow Tenant or Tenant’s authorized representatives, reasonable access to the construction site for the purpose of observation and inspection of Landlord’s Work in progress and evaluation of the stage of construction and time for completion. For purposes hereunder, Tenant’s authorized representative (i) shall be a licensed architect, contractor, licensed professional inspector mutually agreed to by the parties, and (ii) shall not be compensated on a contingency or other fee under which such party’s compensation is subject to bonus or increase based upon performance or findings. Tenant shall be required to maintain liability insurance in accordance with the terms of the Lease prior to any such entrance, insuring against any claims by such party against Landlord. Tenant’s entry shall not interfere with or obstruct or delay Landlord’s Work on the Project, and no changes or modifications can be ordered by Tenant, nor made by Landlord, during such inspection; provided, however, that Tenant may request a temporary “stop work” order if Tenant makes a determination that an error, omission, defect or other issue may have an impact on subsequent work unless promptly resolved to the satisfaction of Landlord and Tenant. If Tenant requests a “stop work” and the basis of such request is found to be incorrect, then the time period between Tenant’s “stop work” request and the time of remobilization by Landlord shall constitute a Tenant Delay.

10. Inconsistent Terms. In the event that any terms in this Exhibit B-2/Landlord’s Work shall be inconsistent with any terms of this Lease, the terms of this Exhibit B-2/Landlord’s Work shall be controlling.

11. Conceptual Plans and Specifications. In order to expedite execution of the lease and commencement of construction the parties have agreed to use the plans and specifications as the basis of design for the proposed Base Building. A preliminary layout of the proposed building is attached herein and below.

EXHIBIT C—SCHEDULE OF FIXED ANNUAL RENT

(See next page)

Exhibit C—Schedule of Fixed Annual Rent

Lease Month	Fixed Annual Rent	Fixed Annual Rent Per Square Foot	Fixed Annual Rent Monthly Payment
1	$0.00	$0.00	$0.00
2	$0.00	$0.00	$0.00
3	$0.00	$0.00	$0.00
4	$0.00	$0.00	$0.00
5	$0.00	$0.00	$0.00
6	$0.00	$0.00	$0.00
7	$0.00	$0.00	$0.00
8	$0.00	$0.00	$0.00
9	$0.00	$0.00	$0.00
10	$0.00	$0.00	$0.00
11	$0.00	$0.00	$0.00
12	$0.00	$0.00	$0.00
13	$637,500.00	$30.00	$53,125.00
14	$637,500.00	$30.00	$53,125.00
15	$637,500.00	$30.00	$53,125.00
16	$637,500.00	$30.00	$53,125.00
17	$637,500.00	$30.00	$53,125.00
18	$637,500.00	$30.00	$53,125.00
19	$1,253,750.00	$59.00	$104,479.17
20	$1,253,750.00	$59.00	$104,479.17
21	$1,253,750.00	$59.00	$104,479.17
22	$1,253,750.00	$59.00	$104,479.17
23	$1,253,750.00	$59.00	$104,479.17
24	$1,253,750.00	$59.00	$104,479.17
25	$1,253,750.00	$59.00	$104,479.17
26	$1,253,750.00	$59.00	$104,479.17
27	$1,253,750.00	$59.00	$104,479.17
28	$1,253,750.00	$59.00	$104,479.17
29	$1,253,750.00	$59.00	$104,479.17
30	$1,253,750.00	$59.00	$104,479.17
31	$1,272,556.25	$59.89	$106,046.35
32	$1,272,556.25	$59.89	$106,046.35
33	$1,272,556.25	$59.89	$106,046.35
34	$1,272,556.25	$59.89	$106,046.35
35	$1,272,556.25	$59.89	$106,046.35
36	$1,272,556.25	$59.89	$106,046.35
37	$1,272,556.25	$59.89	$106,046.35
38	$1,272,556.25	$59.89	$106,046.35
39	$1,272,556.25	$59.89	$106,046.35
40	$1,272,556.25	$59.89	$106,046.35
41	$1,272,556.25	$59.89	$106,046.35
42	$1,272,556.25	$59.89	$106,046.35
43	$1,291,644.59	$60.78	$107,637.05

Exhibit C—Schedule of Fixed Annual Rent

Lease Month	Fixed Annual Rent	Fixed Annual Rent Per Square Foot	Fixed Annual Rent Monthly Payment
44	$1,291,644.59	$60.78	$107,637.05
45	$1,291,644.59	$60.78	$107,637.05
46	$1,291,644.59	$60.78	$107,637.05
47	$1,291,644.59	$60.78	$107,637.05
48	$1,291,644.59	$60.78	$107,637.05
49	$1,291,644.59	$60.78	$107,637.05
50	$1,291,644.59	$60.78	$107,637.05
51	$1,291,644.59	$60.78	$107,637.05
52	$1,291,644.59	$60.78	$107,637.05
53	$1,291,644.59	$60.78	$107,637.05
54	$1,291,644.59	$60.78	$107,637.05
55	$1,311,019.26	$61.70	$109,251.61
56	$1,311,019.26	$61.70	$109,251.61
57	$1,311,019.26	$61.70	$109,251.61
58	$1,311,019.26	$61.70	$109,251.61
59	$1,311,019.26	$61.70	$109,251.61
60	$1,311,019.26	$61.70	$109,251.61
61	$1,311,019.26	$61.70	$109,251.61
62	$1,311,019.26	$61.70	$109,251.61
63	$1,311,019.26	$61.70	$109,251.61
64	$1,311,019.26	$61.70	$109,251.61
65	$1,311,019.26	$61.70	$109,251.61
66	$1,311,019.26	$61.70	$109,251.61
67	$1,330,684.55	$62.62	$110,890.38
68	$1,330,684.55	$62.62	$110,890.38
69	$1,330,684.55	$62.62	$110,890.38
70	$1,330,684.55	$62.62	$110,890.38
71	$1,330,684.55	$62.62	$110,890.38
72	$1,330,684.55	$62.62	$110,890.38
73	$1,330,684.55	$62.62	$110,890.38
74	$1,330,684.55	$62.62	$110,890.38
75	$1,330,684.55	$62.62	$110,890.38
76	$1,330,684.55	$62.62	$110,890.38
77	$1,330,684.55	$62.62	$110,890.38
78	$1,330,684.55	$62.62	$110,890.38
79	$1,350,644.82	$63.56	$112,553.73
80	$1,350,644.82	$63.56	$112,553.73
81	$1,350,644.82	$63.56	$112,553.73
82	$1,350,644.82	$63.56	$112,553.73
83	$1,350,644.82	$63.56	$112,553.73
84	$1,350,644.82	$63.56	$112,553.73
85	$1,350,644.82	$63.56	$112,553.73
86	$1,350,644.82	$63.56	$112,553.73
87	$1,350,644.82	$63.56	$112,553.73
88	$1,350,644.82	$63.56	$112,553.73

Exhibit C—Schedule of Fixed Annual Rent

Lease Month	Fixed Annual Rent	Fixed Annual Rent Per Square Foot	Fixed Annual Rent Monthly Payment
89	$1,350,644.82	$63.56	$112,553.73
90	$1,350,644.82	$63.56	$112,553.73
91	$1,370,904.49	$64.51	$114,242.04
92	$1,370,904.49	$64.51	$114,242.04
93	$1,370,904.49	$64.51	$114,242.04
94	$1,370,904.49	$64.51	$114,242.04
95	$1,370,904.49	$64.51	$114,242.04
96	$1,370,904.49	$64.51	$114,242.04
97	$1,370,904.49	$64.51	$114,242.04
98	$1,370,904.49	$64.51	$114,242.04
99	$1,370,904.49	$64.51	$114,242.04
100	$1,370,904.49	$64.51	$114,242.04
101	$1,370,904.49	$64.51	$114,242.04
102	$1,370,904.49	$64.51	$114,242.04
103	$1,391,468.06	$65.48	$115,955.67
104	$1,391,468.06	$65.48	$115,955.67
105	$1,391,468.06	$65.48	$115,955.67
106	$1,391,468.06	$65.48	$115,955.67
107	$1,391,468.06	$65.48	$115,955.67
108	$1,391,468.06	$65.48	$115,955.67
109	$1,391,468.06	$65.48	$115,955.67
110	$1,391,468.06	$65.48	$115,955.67
111	$1,391,468.06	$65.48	$115,955.67
112	$1,391,468.06	$65.48	$115,955.67
113	$1,391,468.06	$65.48	$115,955.67
114	$1,391,468.06	$65.48	$115,955.67
115	$1,412,340.08	$66.46	$117,695.01
116	$1,412,340.08	$66.46	$117,695.01
117	$1,412,340.08	$66.46	$117,695.01
118	$1,412,340.08	$66.46	$117,695.01
119	$1,412,340.08	$66.46	$117,695.01
120	$1,412,340.08	$66.46	$117,695.01
121	$1,412,340.08	$66.46	$117,695.01
122	$1,412,340.08	$66.46	$117,695.01
123	$1,412,340.08	$66.46	$117,695.01
124	$1,412,340.08	$66.46	$117,695.01
125	$1,412,340.08	$66.46	$117,695.01
126	$1,412,340.08	$66.46	$117,695.01
127	$1,433,525.18	$67.46	$119,460.43
128	$1,433,525.18	$67.46	$119,460.43
129	$1,433,525.18	$67.46	$119,460.43
130	$1,433,525.18	$67.46	$119,460.43
131	$1,433,525.18	$67.46	$119,460.43
132	$1,433,525.18	$67.46	$119,460.43
133	$1,433,525.18	$67.46	$119,460.43

Exhibit C—Schedule of Fixed Annual Rent

Lease Month	Fixed Annual Rent	Fixed Annual Rent Per Square Foot	Fixed Annual Rent Monthly Payment
134	$1,433,525.18	$67.46	$119,460.43
135	$1,433,525.18	$67.46	$119,460.43
136	$1,433,525.18	$67.46	$119,460.43
137	$1,433,525.18	$67.46	$119,460.43
138	$1,433,525.18	$67.46	$119,460.43
139	$1,455,028.06	$68.47	$121,252.34
140	$1,455,028.06	$68.47	$121,252.34
141	$1,455,028.06	$68.47	$121,252.34
142	$1,455,028.06	$68.47	$121,252.34
143	$1,455,028.06	$68.47	$121,252.34
144	$1,455,028.06	$68.47	$121,252.34
145	$1,455,028.06	$68.47	$121,252.34
146	$1,455,028.06	$68.47	$121,252.34
147	$1,455,028.06	$68.47	$121,252.34
148	$1,455,028.06	$68.47	$121,252.34
149	$1,455,028.06	$68.47	$121,252.34
150	$1,455,028.06	$68.47	$121,252.34
151	$1,476,853.48	$69.50	$123,071.12
152	$1,476,853.48	$69.50	$123,071.12
153	$1,476,853.48	$69.50	$123,071.12
154	$1,476,853.48	$69.50	$123,071.12
155	$1,476,853.48	$69.50	$123,071.12
156	$1,476,853.48	$69.50	$123,071.12
157	$1,476,853.48	$69.50	$123,071.12
158	$1,476,853.48	$69.50	$123,071.12
159	$1,476,853.48	$69.50	$123,071.12
160	$1,476,853.48	$69.50	$123,071.12
161	$1,476,853.48	$69.50	$123,071.12
162	$1,476,853.48	$69.50	$123,071.12
163	$1,499,006.28	$70.54	$124,917.19
164	$1,499,006.28	$70.54	$124,917.19
165	$1,499,006.28	$70.54	$124,917.19
166	$1,499,006.28	$70.54	$124,917.19
167	$1,499,006.28	$70.54	$124,917.19
168	$1,499,006.28	$70.54	$124,917.19
169	$1,499,006.28	$70.54	$124,917.19
170	$1,499,006.28	$70.54	$124,917.19
171	$1,499,006.28	$70.54	$124,917.19
172	$1,499,006.28	$70.54	$124,917.19
173	$1,499,006.28	$70.54	$124,917.19
174	$1,499,006.28	$70.54	$124,917.19
175	$1,521,491.38	$71.60	$126,790.95
176	$1,521,491.38	$71.60	$126,790.95
177	$1,521,491.38	$71.60	$126,790.95
178	$1,521,491.38	$71.60	$126,790.95

Exhibit C—Schedule of Fixed Annual Rent

Lease Month	Fixed Annual Rent	Fixed Annual Rent Per Square Foot	Fixed Annual Rent Monthly Payment
179	$1,521,491.38	$71.60	$126,790.95
180	$1,521,491.38	$71.60	$126,790.95
181	$1,521,491.38	$71.60	$126,790.95
182	$1,521,491.38	$71.60	$126,790.95
183	$1,521,491.38	$71.60	$126,790.95
184	$1,521,491.38	$71.60	$126,790.95
185	$1,521,491.38	$71.60	$126,790.95
186	$1,521,491.38	$71.60	$126,790.95
187	$1,544,313.75	$72.67	$128,692.81
188	$1,544,313.75	$72.67	$128,692.81
189	$1,544,313.75	$72.67	$128,692.81
190	$1,544,313.75	$72.67	$128,692.81
191	$1,544,313.75	$72.67	$128,692.81
192	$1,544,313.75	$72.67	$128,692.81
193	$1,544,313.75	$72.67	$128,692.81
194	$1,544,313.75	$72.67	$128,692.81
195	$1,544,313.75	$72.67	$128,692.81
196	$1,544,313.75	$72.67	$128,692.81
197	$1,544,313.75	$72.67	$128,692.81
198	$1,544,313.75	$72.67	$128,692.81
199	$1,567,478.45	$73.76	$130,623.20
200	$1,567,478.45	$73.76	$130,623.20
201	$1,567,478.45	$73.76	$130,623.20
202	$1,567,478.45	$73.76	$130,623.20
203	$1,567,478.45	$73.76	$130,623.20
204	$1,567,478.45	$73.76	$130,623.20
205	$1,567,478.45	$73.76	$130,623.20
206	$1,567,478.45	$73.76	$130,623.20
207	$1,567,478.45	$73.76	$130,623.20
208	$1,567,478.45	$73.76	$130,623.20
209	$1,567,478.45	$73.76	$130,623.20
210	$1,567,478.45	$73.76	$130,623.20
211	$1,590,990.63	$74.87	$132,582.55
212	$1,590,990.63	$74.87	$132,582.55
213	$1,590,990.63	$74.87	$132,582.55
214	$1,590,990.63	$74.87	$132,582.55
215	$1,590,990.63	$74.87	$132,582.55
216	$1,590,990.63	$74.87	$132,582.55
217	$1,590,990.63	$74.87	$132,582.55
218	$1,590,990.63	$74.87	$132,582.55
219	$1,590,990.63	$74.87	$132,582.55
220	$1,590,990.63	$74.87	$132,582.55
221	$1,590,990.63	$74.87	$132,582.55
222	$1,590,990.63	$74.87	$132,582.55
223	$1,614,855.49	$75.99	$134,571.29

Exhibit C—Schedule of Fixed Annual Rent

		Fixed Annual Rent	Fixed Annual Rent
Lease Month	Fixed Annual Rent	Per Square Foot	Monthly Payment
224	$1,614,855.49	$75.99	$134,571.29
225	$1,614,855.49	$75.99	$134,571.29
226	$1,614,855.49	$75.99	$134,571.29
227	$1,614,855.49	$75.99	$134,571.29
228	$1,614,855.49	$75.99	$134,571.29
229	$1,614,855.49	$75.99	$134,571.29
230	$1,614,855.49	$75.99	$134,571.29
231	$1,614,855.49	$75.99	$134,571.29
232	$1,614,855.49	$75.99	$134,571.29
233	$1,614,855.49	$75.99	$134,571.29
234	$1,614,855.49	$75.99	$134,571.29
235	$1,639,078.32	$77.13	$136,589.86
236	$1,639,078.32	$77.13	$136,589.86
237	$1,639,078.32	$77.13	$136,589.86
238	$1,639,078.32	$77.13	$136,589.86
239	$1,639,078.32	$77.13	$136,589.86
240	$1,639,078.32	$77.13	$136,589.86
Option Period 1
The parties acknowledge a 1.5% annual increase has been used for illustration. However, renewals are subject to an annual increase of 1.5% or CPI, whichever is greater.
241	$1,663,664.50	$78.29	$138,638.71
242	$1,663,664.50	$78.29	$138,638.71
243	$1,663,664.50	$78.29	$138,638.71
244	$1,663,664.50	$78.29	$138,638.71
245	$1,663,664.50	$78.29	$138,638.71
246	$1,663,664.50	$78.29	$138,638.71
247	$1,663,664.50	$78.29	$138,638.71
248	$1,663,664.50	$78.29	$138,638.71
249	$1,663,664.50	$78.29	$138,638.71
250	$1,663,664.50	$78.29	$138,638.71
251	$1,663,664.50	$78.29	$138,638.71
252	$1,663,664.50	$78.29	$138,638.71
253	$1,688,619.46	$79.46	$140,718.29
254	$1,688,619.46	$79.46	$140,718.29
255	$1,688,619.46	$79.46	$140,718.29
256	$1,688,619.46	$79.46	$140,718.29
257	$1,688,619.46	$79.46	$140,718.29
258	$1,688,619.46	$79.46	$140,718.29
259	$1,688,619.46	$79.46	$140,718.29
260	$1,688,619.46	$79.46	$140,718.29
261	$1,688,619.46	$79.46	$140,718.29
262	$1,688,619.46	$79.46	$140,718.29
263	$1,688,619.46	$79.46	$140,718.29
264	$1,688,619.46	$79.46	$140,718.29

Exhibit C—Schedule of Fixed Annual Rent

Lease Month	Fixed Annual Rent	Fixed Annual Rent Per Square Foot	Fixed Annual Rent Monthly Payment
265	$1,713,948.76	$80.66	$142,829.06
266	$1,713,948.76	$80.66	$142,829.06
267	$1,713,948.76	$80.66	$142,829.06
268	$1,713,948.76	$80.66	$142,829.06
269	$1,713,948.76	$80.66	$142,829.06
270	$1,713,948.76	$80.66	$142,829.06
271	$1,713,948.76	$80.66	$142,829.06
272	$1,713,948.76	$80.66	$142,829.06
273	$1,713,948.76	$80.66	$142,829.06
274	$1,713,948.76	$80.66	$142,829.06
275	$1,713,948.76	$80.66	$142,829.06
276	$1,713,948.76	$80.66	$142,829.06
277	$1,739,657.99	$81.87	$144,971.50
278	$1,739,657.99	$81.87	$144,971.50
279	$1,739,657.99	$81.87	$144,971.50
280	$1,739,657.99	$81.87	$144,971.50
281	$1,739,657.99	$81.87	$144,971.50
282	$1,739,657.99	$81.87	$144,971.50
283	$1,739,657.99	$81.87	$144,971.50
284	$1,739,657.99	$81.87	$144,971.50
285	$1,739,657.99	$81.87	$144,971.50
286	$1,739,657.99	$81.87	$144,971.50
287	$1,739,657.99	$81.87	$144,971.50
288	$1,739,657.99	$81.87	$144,971.50
289	$1,765,752.86	$83.09	$147,146.07
290	$1,765,752.86	$83.09	$147,146.07
291	$1,765,752.86	$83.09	$147,146.07
292	$1,765,752.86	$83.09	$147,146.07
293	$1,765,752.86	$83.09	$147,146.07
294	$1,765,752.86	$83.09	$147,146.07
295	$1,765,752.86	$83.09	$147,146.07
296	$1,765,752.86	$83.09	$147,146.07
297	$1,765,752.86	$83.09	$147,146.07
298	$1,765,752.86	$83.09	$147,146.07
299	$1,765,752.86	$83.09	$147,146.07
300	$1,765,752.86	$83.09	$147,146.07
Option Period 2
The parties acknowledge a 1.5% annual increase has been used for illustration. However, renewals are subject to an annual increase of 1.5% or CPI, whichever is greater.
301	$1,792,239.15	$84.34	$149,353.26
302	$1,792,239.15	$84.34	$149,353.26
303	$1,792,239.15	$84.34	$149,353.26
304	$1,792,239.15	$84.34	$149,353.26
305	$1,792,239.15	$84.34	$149,353.26

Exhibit C—Schedule of Fixed Annual Rent

Lease Month	Fixed Annual Rent	Fixed Annual Rent Per Square Foot	Fixed Annual Rent Monthly Payment
306	$1,792,239.15	$84.34	$149,353.26
307	$1,792,239.15	$84.34	$149,353.26
308	$1,792,239.15	$84.34	$149,353.26
309	$1,792,239.15	$84.34	$149,353.26
310	$1,792,239.15	$84.34	$149,353.26
311	$1,792,239.15	$84.34	$149,353.26
312	$1,792,239.15	$84.34	$149,353.26
313	$1,819,122.74	$85.61	$151,593.56
314	$1,819,122.74	$85.61	$151,593.56
315	$1,819,122.74	$85.61	$151,593.56
316	$1,819,122.74	$85.61	$151,593.56
317	$1,819,122.74	$85.61	$151,593.56
318	$1,819,122.74	$85.61	$151,593.56
319	$1,819,122.74	$85.61	$151,593.56
320	$1,819,122.74	$85.61	$151,593.56
321	$1,819,122.74	$85.61	$151,593.56
322	$1,819,122.74	$85.61	$151,593.56
323	$1,819,122.74	$85.61	$151,593.56
324	$1,819,122.74	$85.61	$151,593.56
325	$1,846,409.58	$86.89	$153,867.46
326	$1,846,409.58	$86.89	$153,867.46
327	$1,846,409.58	$86.89	$153,867.46
328	$1,846,409.58	$86.89	$153,867.46
329	$1,846,409.58	$86.89	$153,867.46
330	$1,846,409.58	$86.89	$153,867.46
331	$1,846,409.58	$86.89	$153,867.46
332	$1,846,409.58	$86.89	$153,867.46
333	$1,846,409.58	$86.89	$153,867.46
334	$1,846,409.58	$86.89	$153,867.46
335	$1,846,409.58	$86.89	$153,867.46
336	$1,846,409.58	$86.89	$153,867.46
337	$1,874,105.72	$88.19	$156,175.48
338	$1,874,105.72	$88.19	$156,175.48
339	$1,874,105.72	$88.19	$156,175.48
340	$1,874,105.72	$88.19	$156,175.48
341	$1,874,105.72	$88.19	$156,175.48
342	$1,874,105.72	$88.19	$156,175.48
343	$1,874,105.72	$88.19	$156,175.48
344	$1,874,105.72	$88.19	$156,175.48
345	$1,874,105.72	$88.19	$156,175.48
346	$1,874,105.72	$88.19	$156,175.48
347	$1,874,105.72	$88.19	$156,175.48
348	$1,874,105.72	$88.19	$156,175.48
349	$1,902,217.31	$89.52	$158,518.11
350	$1,902,217.31	$89.52	$158,518.11

Exhibit C—Schedule of Fixed Annual Rent

Lease Month	Fixed Annual Rent	Fixed Annual Rent Per Square Foot	Fixed Annual Rent Monthly Payment
351	$1,902,217.31	$89.52	$158,518.11
352	$1,902,217.31	$89.52	$158,518.11
353	$1,902,217.31	$89.52	$158,518.11
354	$1,902,217.31	$89.52	$158,518.11
355	$1,902,217.31	$89.52	$158,518.11
356	$1,902,217.31	$89.52	$158,518.11
357	$1,902,217.31	$89.52	$158,518.11
358	$1,902,217.31	$89.52	$158,518.11
359	$1,902,217.31	$89.52	$158,518.11
360	$1,902,217.31	$89.52	$158,518.11
Option Period 3
The parties acknowledge a 1.5% annual increase has been used for illustration. However, renewals are subject to an annual increase of 1.5% or CPI, whichever is greater
361	$1,930,750.57	$90.86	$160,895.88
362	$1,930,750.57	$90.86	$160,895.88
363	$1,930,750.57	$90.86	$160,895.88
364	$1,930,750.57	$90.86	$160,895.88
365	$1,930,750.57	$90.86	$160,895.88
366	$1,930,750.57	$90.86	$160,895.88
367	$1,930,750.57	$90.86	$160,895.88
368	$1,930,750.57	$90.86	$160,895.88
369	$1,930,750.57	$90.86	$160,895.88
370	$1,930,750.57	$90.86	$160,895.88
371	$1,930,750.57	$90.86	$160,895.88
372	$1,930,750.57	$90.86	$160,895.88
373	$1,959,711.83	$92.22	$163,309.32
374	$1,959,711.83	$92.22	$163,309.32
375	$1,959,711.83	$92.22	$163,309.32
376	$1,959,711.83	$92.22	$163,309.32
377	$1,959,711.83	$92.22	$163,309.32
378	$1,959,711.83	$92.22	$163,309.32
379	$1,959,711.83	$92.22	$163,309.32
380	$1,959,711.83	$92.22	$163,309.32
381	$1,959,711.83	$92.22	$163,309.32
382	$1,959,711.83	$92.22	$163,309.32
383	$1,959,711.83	$92.22	$163,309.32
384	$1,959,711.83	$92.22	$163,309.32
385	$1,989,107.50	$93.61	$165,758.96
386	$1,989,107.50	$93.61	$165,758.96
387	$1,989,107.50	$93.61	$165,758.96
388	$1,989,107.50	$93.61	$165,758.96
389	$1,989,107.50	$93.61	$165,758.96
390	$1,989,107.50	$93.61	$165,758.96
391	$1,989,107.50	$93.61	$165,758.96

Exhibit C    -    Schedule of Fixed Annual  Rent

Lease Month	Fixed Annual Rent	Fixed Annual Rent Per Square Foot	Fixed Annual Rent Monthly Payment
392	$1,989,107.50	$93.61	$165,758.96
393	$1,989,107.50	$93.61	$165,758.96
394	$1,989,107.50	$93.61	$165,758.96
395	$1,989,107.50	$93.61	$165,758.96
396	$1,989,107.50	$93.61	$165,758.96
397	$2,018,944.12	$95.01	$168,245.34
398	$2,018,944.12	$95.01	$168,245.34
399	$2,018,944.12	$95.01	$168,245.34
400	$2,018,944.12	$95.01	$168,245.34
401	$2,018,944.12	$95.01	$168,245.34
402	$2,018,944.12	$95.01	$168,245.34
403	$2,018,944.12	$95.01	$168,245.34
404	$2,018,944.12	$95.01	$168,245.34
405	$2,018,944.12	$95.01	$168,245.34
406	$2,018,944.12	$95.01	$168,245.34
407	$2,018,944.12	$95.01	$168,245.34
408	$2,018,944.12	$95.01	$168,245.34
409	$2,049,228.28	$96.43	$170,769.02
410	$2,049,228.28	$96.43	$170,769.02
411	$2,049,228.28	$96.43	$170,769.02
412	$2,049,228.28	$96.43	$170,769.02
413	$2,049,228.28	$96.43	$170,769.02
414	$2,049,228.28	$96.43	$170,769.02
415	$2,049,228.28	$96.43	$170,769.02
416	$2,049,228.28	$96.43	$170,769.02
417	$2,049,228.28	$96.43	$170,769.02
418	$2,049,228.28	$96.43	$170,769.02
419	$2,049,228.28	$96.43	$170,769.02
420	$2,049,228.28	$96.43	$170,769.02

EXHIBIT E—SCHEDULE OF PLANS AND SPECIFICATIONS

See Exhibit B-1 for Base Building Plans and Specifications.

See Exhibit B-2 for preliminary Plans and Specifications.

A preliminary or “conceptual” draft of the Plans and Specifications have been developed by RS&H Architects and incorporated into Exhibit B-2.

The final Plans and Specifications shall be incorporated by amendment to this agreement upon approval of the Fitout Cost.

EXHIBIT F—FITOUT COST (pro forma)

Intentionally Omitted.

The Fitout Cost shall be established under the terms of the lease and as described in detail under Section 11 therein.

EXHIBIT G—PARK RULES AND REGULATIONS

FOUNDATION PARK

1. The sidewalks and public portions of FOUNDATION PARK, such as entrances, passages, courts, parking areas, elevators, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by Tenant or its employees, agents, invitees or guests nor shall they be used for any purpose other than ingress and egress to and from the Premises.

2. No cigarette, cigar or pipe smoking shall be permitted in the Project at any time, except in areas as may be designated by Landlord for such purpose, if any.

3. No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades, louvered openings or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises, without the prior written consent of Landlord, unless installed by Landlord. No aerial or antenna shall be erected on the roof or exterior walls of the Premises or on the Project without the prior written consent of Landlord in each instance.

4. Unless approved in writing by Landlord, no sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside of the Premises or Project or on corridor walls or doors or mounted on the inside of any windows without the prior written consent of Landlord. Signs on any entrance door or doors shall conform to Project standards and shall, at Tenant’s expense, be inscribed, painted or affixed for Tenant by sign makers approved by Landlord. In the event of the violation of the foregoing by Tenant, Landlord may install and/or remove same without any liability and may charge the expense incurred to Tenant.

5. The sashes, sash doors, skylights, windows, heating, ventilating and air conditioning vents and doors that reflect or admit light and air into the halls, passageways or other public places in the Project shall not be covered or obstructed by Tenant, or its employees, agents, invitees or guests nor shall any bottles, parcels, or other articles be placed outside of the Premises.

6. No showcases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the public halls, corridors or vestibules without the prior written consent of Landlord.

7. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of fixtures shall be borne by the Tenant who, or whose employees, agents, invitees or guests shall have caused the same.

8. Tenant shall not in any way deface any part the Premises or the Building. Tenant shall not lay linoleum, or both similar floor covering, so that the same shall come in direct contact with the floor of the Premises, and, if linoleum or other similar floor covering is desired to be used, an interlining of builder’s deadening felt shall be first affixed to the floor, by a paste or other material, soluble in water, the use of cement or other similar adhesive material being expressly prohibited.

9. No pets of any kind (except seeing eye dogs) shall be brought upon the Premises or Building. No cooking shall be done or permitted by Tenant on the Premises except in conformity to law and then only in the utility kitchen (if a utility kitchen was provided for in the approved plans for the Premises or if Landlord has consented in writing thereto), which is to be primarily used by Tenant’s employees for heating beverages and light snacks.Tenant shall not cause or permit any unusual or objectionable odors to be produced upon or permeate from the Premises.

10. No office space in the Project shall be used for the sale at auction or otherwise of merchandise, goods or property of any kind.

11. Tenant shall not make or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of the Project or neighboring Premises or those having business with them, whether by the use of any musical instrument, radio, talking machine, unmusical noise, whistling, singing, or in any other way. Tenant shall not throw anything out of the doors or windows or down the corridors, stairwells or elevator shafts of the Building.

12. Neither Tenant nor any of Tenant’s employees, agents, invitees or guests shall at any time bring or keep upon the Premises any inflammable, combustible or explosive substance or any chemical substance, except in compliance with requirements of applicable laws, rules and regulations.

13. Landlord shall have a valid pass key to all spaces within the Premises at all times during the term of this Lease unless such spaces are restricted by law or safety practice as reasonably agreed by Landlord. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in existing locks or the mechanism thereof, without the prior written consent of the Landlord and unless and until a duplicate key is delivered to Landlord. Tenant must, upon the termination of its tenancy, restore to the Landlord all keys to stores, offices and toilet rooms, either furnished to or otherwise procured by such Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay Landlord for the cost thereof.

14. All deliveries, removals and/or the carrying in or out of any safes, freights, furniture or bulky matter of any description may be accomplished only with the prior approval of Landlord and then only in approved areas, through the approved loading/service area doors and during approved hours. Tenant shall assume all liability and risk with respect to such movements. Landlord may restrict the location where such heavy or bulky matters may be placed inside the Premises. Landlord reserves the right to inspect all freight to be brought into the Project and to exclude from the Project all freight which can or may violate any applicable law, rule or regulation, these Rules and Regulations or the Lease of which these Rules and Regulations are a part.

15. Tenant shall not, unless otherwise approved by Landlord, occupy or permit any portion of the Premises demised to it to be occupied as, by or for a public stenographer or typist, barber shop, bootblacking, beauty shop or manicuring, beauty parlor, telephone or telegraph agency, telephone or secretarial service, messenger service, travel or tourist agency, employment agency, public restaurant or bar, commercial document reproduction or offset printing service, public vending machines, discount shop for sale of merchandise, retail service shop, labor union, school or classroom, governmental or quasi-governmental bureau, department or agency, including an autonomous governmental corporation, or a company engaged in the business of renting office or desk space; or for a public finance (personal loan) business.. Tenant shall not engage or pay any employees on the Premises, except those actually working for Tenant on said Premises, nor advertise for labor giving an address at said Premises.

16. Tenant shall not create or use any advertising mentioning or exhibiting any likeness of FOUNDATION PARK without the prior written consent of Landlord. Landlord shall have the right to prohibit any such advertising which, in Landlord’s reasonable opinion, tends to impair the reputation of the Project or its desirability as a building for offices, and upon written notice from Landlord, Tenant shall discontinue such advertising.

17. Intentionally Deleted.

18. The Premises shall not be used for lodging or sleeping, or for any immoral, disreputable or illegal purposes, or for any purpose which may be dangerous to life, limb or property.

19. Any maintenance requirements of Tenant will be attended to by Landlord only upon application at the Landlord’s office at the Building. Landlord’s employees shall not perform any work or do anything outside of their regular duties, unless under specific instructions from the office of Landlord.

20. Canvassing, soliciting and peddling within the Project or in Common Areas is prohibited and Tenant shall cooperate to prevent the same.

21. There shall not be used in any space, or in the public halls of the Building, either by Tenant or by jobbers or others, in the delivery or receipt of merchandise to Tenant, any hand trucks, except those equipped with rubber tires and side guards. No hand trucks shall be used in elevators other than those designated by Landlord as service elevators. All deliveries shall be confined to the service areas and through the approved service entries.

22. In order to obtain maximum effectiveness of the cooling system, Tenant shall make reasonable efforts to promote efficiency in the use of utilities.

23. In the event that, in Landlord’s reasonable opinion, the replacement of ceiling tiles becomes necessary after they have been removed on behalf of Tenant by telephone company installers or others (in both the Premises and the public corridors), the cost of such replacements shall be charged to Tenant on a per-tile basis.

24. All paneling or other wood products not considered furniture which Tenant shall install in the Premises shall be of fire-retardant materials. Prior to the installation of any such materials, Tenant shall submit to Landlord a satisfactory (in the reasonable opinion of Landlord) certification of such materials’ fire-retardant characteristics.

25. Usage of parking spaces shall be in common with all other lessees of the Project and their employees, agents, invitees and guests. All parking spaces usage shall be subject to such reasonable rules and regulations for the sale and proper use thereof as Landlord may prescribe. Tenant’s employees, agents, invitees and guests shall abide by all posted roadway signs in and about the parking facilities.

26. All trucks and delivery vans shall be parked in designated areas only and not parked in spaces reserved for cars. All delivery service doors are to remain closed except during the time that deliveries, garbage removal or other approved uses are taking place therein. All loading and unloading of goods shall be done only at such times, in the areas and through the entrances designated for such purposes by Landlord.

27. Tenant shall be responsible for the removal and proper disposition of all crates, oversized trash, boxes and garbage from the Premises. The corridors, parking and delivery areas are to be kept clean from such items. Tenant shall provide convenient and adequate receptacles for the collection of standard items of trash and shall facilitate the removal of such trash by Landlord. Tenant shall ensure that liquids are not disposed of in such receptacles.

28. Tenant shall not conduct any business, loading or unloading, assembling or any other work connected with Tenant’s business in any public areas.

29. If and when requested by Landlord, Tenant shall, at its sole cost and expense, promptly cause the Premises to be treated for pests by a licensed pest extermination contractor.

30. Landlord shall not be responsible for lost or stolen personal property, equipment or money occurring within the Premises or Building, regardless of how or when the loss occurs.

31. Neither Tenant, nor its employees, agents, invitees or guests, shall paint or decorate the Premises, or mark, paint or cut into, drive nails or screw into nor in any way defect any part of the Premises or Project without the prior written consent of Landlord. If Tenant desires a signal, communications, alarm or other utility or service connection installed or changed, such work shall be done at the expense of Tenant, with the approval and under the direction of Landlord.

32. Tenant shall give Landlord prompt notice of all accidents to or defects in air conditioning equipment, plumbing, electric facilities or any part or appurtenance of the Premises.

33. Whenever and to the extent that the above rules conflict with any of the rights or obligations of Tenant pursuant to the provisions of the Sections of this Lease, the provisions of the Sections shall govern.

EXHIBIT “H”

Tenant’s Excluded Assets

(Schedule to be completed upon completion of final plans and specifications)